EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CITIZENS & NORTHERN CORPORATION AND SUSQUEHANNA COMMUNITY

FINANCIAL, INC.

23 April 2025

______________________________________________________________________________

TABLE OF CONTENTS

ARTICLE 1A. DEFINITIONS1

ARTICLE I. THE MERGER2

1.1 Merger; Bank Merger2

1.2 Name2

1.3 Articles of Incorporation and Bylaws2

1.4 Directors and Officers2

ARTICLE II. CONVERSION AND EXCHANGE OF SHARES INTO THE MERGER CONSIDERATION3

2.1 Conversion of Shares3

2.2 Undisbursed Merger Consideration7

2.3 Reservation and Registration of Shares8

2.4 Expenses8

2.5 Dissenters’ Rights8

2.6 Exemption from Liability Under Section 16(b)8

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SUSQUEHANNA8

3.1 Organization9

3.2 Authority9

3.3 Subsidiaries11

3.4 Capitalization11

3.5 Consents and Approvals11

3.6 Charter, Bylaws and Minute Books12

3.7 Reports12

3.8 Financial Statements13

3.9 Absence of Undisclosed Liabilities14

3.10 Absence of Changes14

3.11 Dividends, Distributions and Stock Purchases14

3.12 Taxes15

3.13 Title to and Condition of Assets16

3.14 Contracts16

3.15 Litigation and Governmental Directives17

3.16 Risk Management Instruments17

3.17 Environmental Matters18

3.18 Personal Information and Data Security19

3.19 Intellectual Property20

3.20 Compliance with Laws; Governmental Authorizations20

3.21 Insurance21

3.22 Financial Institutions Bonds22

3.23 Labor Relations; Employment Agreements; Employment Matters23

3.24 Employee Benefit Plans24

3.25 Loan Portfolio27

3.26 Investment Portfolio28

3.27 Related Party Transactions28

3.28 Certain Activities29

3.29 Brokers29

3.30 Complete and Accurate Disclosure29

3.31 Proxy Statement/Prospectus30

3.32 Beneficial Ownership of C&N Common Stock30

3.33 Fairness Opinion30

3.34 State Takeover Laws30

3.35 Reorganization30

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF C&N30

4.1 Organization31

4.2 Authority31

4.3 Subsidiaries32

4.4 Capitalization32

4.5 Consents and Approvals33

4.6 Charter, Bylaws and Minute Books34

4.7 Reports34

4.8 Financial Statements35

4.9 Absence of Undisclosed Liabilities36

4.10 Absence of Changes36

4.11 Dividends, Distributions and Stock Purchases37

4.12 Taxes37

4.13 Litigation and Governmental Directives38

4.14 Compliance with Laws; Governmental Authorizations38

4.15 No Brokers39

4.16 Risk Management Instruments39

4.17 Personal Information and Data Security39

4.18 Fiduciary Activities40

4.19 Registration Obligations40

4.20 Complete and Accurate Disclosure40

4.21 Proxy Statement/Prospectus40

4.22 Reorganization40

ARTICLE V. PRE-CLOSING COVENANTS OF SUSQUEHANNA41

5.1 Conduct of Business41

5.2 Commercially Reasonable Efforts44

5.3 Transition44

5.4 Access to Properties and Records45

5.5 Subsequent Financial Statements45

5.6 Update Schedules46

5.7 Notice46

5.8 Acquisition Proposals46

5.9 Dividends49

5.10 Internal Controls49

5.11 Transaction Expenses of Susquehanna50

5.12 Termination of Susquehanna Bank 401(k) Plan50

ARTICLE VI. PRE-CLOSING COVENANTS OF C&N50

6.1 Commercially Reasonable Efforts51

6.2 Access to Properties and Records53

6.3 Update Schedules54

6.4 Notice54

6.5 Advisory Board54

ARTICLE VII. PRE-CLOSING JOINT COVENANTS54

7.1 Shareholder Litigation54

7.2 Change of Method55

7.3 Takeover Restrictions55

7.4 Coordination55

ARTICLE VIII. CONDITIONS PRECEDENT56

8.1 Common Conditions56

8.2 Conditions Precedent to Obligations of C&N56

8.3 Conditions Precedent to the Obligations of Susquehanna58

ARTICLE IX. CLOSING AND EFFECTIVE TIME59

9.1 Closing59

9.2 Effective Time59

ARTICLE X. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES59

10.1 No Survival59

ARTICLE XI. POST-CLOSING COVENANTS59

11.1 Employment Arrangements59

11.2 Insurance; Indemnification62

ARTICLE XII. TERMINATION, AMENDMENT AND WAIVER63

12.1 Termination63

12.2 Effect of Termination66

12.3 Amendment67

12.4 Waiver68

ARTICLE XIII. GENERAL PROVISIONS68

13.1 Expenses68

13.2 Confidential Supervisory Information68

13.3 Public Communications68

13.4 Notices68

13.5 Counterparts69

13.6 Governing Law; Jurisdiction; Waiver of Jury Trials69

13.7 Parties in Interest70

13.8 Disclosure Schedules70

13.9 Entire Agreement71

APPENDIX

Appendix IDefinitions

Appendix IIKnowledge Groups

INDEX OF EXHIBITS

Exhibit ABank Merger Agreement

Exhibit BForm of Voting Agreement

INDEX OF SCHEDULES

Schedule 3.4(a) –Capitalization

Schedule 3.9 –Absence of Undisclosed Liabilities

Schedule 3.11 –Dividends, Distributions and Stock Purchases

Schedule 3.12–Taxes

Schedule 3.13 –Title to and Condition of Assets

Schedule 3.14(a) –Contracts

Schedule 3.15 –Litigation and Governmental Directives

Schedule 3.16 –Risk Management Instruments

Schedule 3.17 –Environmental Matters

Schedule 3.18(b) –Security Breach

Schedule 3.21 –Insurance

Schedule 3.22 –Financial Institution Bonds

Schedule 3.23(b) –Labor Relations and Employment Agreements

Schedule 3.24(a) –Employee Benefit Plans

Schedule 3.24(f) –Multiple Employer Plan

Schedule 3.24(g)–Post-Employment or Post-Termination Benefits

Schedule 3.24(k)–Excess Parachute Payments

Schedule 3.24(l)--Benefit Plan Gross Ups

Schedule 3.25(a) –Loan Portfolio

Schedule 3.25(g) _Real Estate Owned

Schedule 3.27–Related Party Transactions

Schedule 3.29 –Brokers

Schedule 4.3(i) –C&N Subsidiaries

Schedule 4.3(ii) –C&N Bank Subsidiaries

Schedule 4.4(a) –Capitalization

Schedule 4.4(c)–C&N Plans

Schedule 4.9–Absence of Undisclosed Liabilities

Schedule 4.11 –Dividends, Distributions and Stock Purchases

Schedule 4.12-Taxes

Schedule 4.13 –Litigation and Governmental Directives

Schedule 4.15-No Brokers

Schedule 4.16-Risk Management Instruments

Schedule 4.17(b) -Personal Information and Data Security

Schedule 5.1 –Conduct of Business

Schedule 5.1(k)–Material Contracts

Schedule 5.1(p)–Employee Compensation

Schedule 5.1(v)–Capital Expenditures

Schedule 5.11(a)–Transaction Expenses of Susquehanna

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), entered into as of 23 April 2025, by and between Citizens & Northern Corporation, a Pennsylvania corporation having its administrative headquarters at 90-92 Main Street, Wellsboro, Pennsylvania (“C&N”), and Susquehanna Community Financial, Inc., a Pennsylvania corporation having its administrative headquarters at 940 High Street, West Milton, Pennsylvania (“Susquehanna”).

BACKGROUND:

C&N is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is the parent holding company of Citizens & Northern Bank, a Pennsylvania-chartered bank (“C&N Bank”).

Susquehanna is a financial holding company registered under the BHC Act and is the parent holding company of Susquehanna Community Bank, a Pennsylvania-chartered bank (“Susquehanna Bank”).

The Boards of Directors of C&N and Susquehanna have determined that it is in the best interests of C&N and Susquehanna, respectively, for Susquehanna to merge with and into C&N with C&N surviving (the “Merger”), and for Susquehanna Bank to merge with and into C&N Bank, with C&N Bank surviving (the “Bank Merger”). In connection with the Bank Merger, C&N Bank and Susquehanna Bank will enter into a Bank Merger Agreement, the form of which is attached hereto as Exhibit A (the “Bank Merger Agreement”).

In connection with the Merger, all of the outstanding shares of the common stock of Susquehanna, $1.00 par value per share (the “Susquehanna Common Stock”), will be converted into shares of the common stock of C&N, par value $1.00 per share (the “C&N Common Stock”), on the terms described in this Agreement.

In connection with the execution of this Agreement, Susquehanna has obtained voting agreements in the form of Exhibit B, attached hereto, from the directors and officers listed on Exhibit B, pursuant to which each such person has agreed to vote all shares of Susquehanna Common Stock beneficially owned by him or her in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto and to refrain from soliciting interest in an alternative transaction (collectively, the “Voting Agreements”).

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1A. DEFINITIONS

Appendix I sets forth definitions of capitalized terms used in this Agreement which are not otherwise defined within the text of this Agreement.

ARTICLE I.THE MERGER
1.1Merger; Bank Merger.
(a)Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with the Applicable Corporate Law: (i) Susquehanna shall merge with and into C&N pursuant to the provisions of the Applicable Corporate Law, whereupon the separate existence of Susquehanna shall cease, and C&N shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) all of the outstanding shares of Susquehanna Common Stock (except as set forth in Section 2.1(a)(iv)) will be converted into the Merger Consideration in accordance with the provisions of ARTICLE II.
(b)As more fully set forth in the Bank Merger Agreement to be entered into by C&N Bank and Susquehanna Bank, C&N and Susquehanna shall use their best efforts to cause Susquehanna Bank to merge with and into C&N Bank. C&N Bank shall be the Surviving Bank (as such term is defined in the Bank Merger Agreement) in the Bank Merger and, following the Bank Merger, the separate corporate existence of Susquehanna Bank shall terminate. Each of C&N and Susquehanna shall approve the Bank Merger Agreement and the Bank Merger as the sole voting shareholder of C&N Bank and Susquehanna Bank, respectively, and C&N and Susquehanna shall, and shall cause C&N Bank and Susquehanna Bank, respectively, to, execute any certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective at the Bank Merger Effective Time. The Bank Merger shall become effective on the same day as the Merger at such time as specified in the Bank Merger Agreement in accordance with applicable law (such date and time hereinafter referred to as the “Bank Merger Effective Time”).
(c)At and after the Effective Time, the Merger shall have the effects set forth in the Applicable Corporate Law.
1.2Name. The name of the Surviving Corporation shall be “Citizens & Northern Corporation”. The address of the principal office of the Surviving Corporation will be the address of C&N at the Effective Time.
1.3Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of C&N as in effect at the Effective Time.
1.4Directors and Officers.
(a)The directors and officers of the Surviving Corporation and C&N Bank shall be the directors and officers of C&N and C&N Bank in office at the Effective Time; provided that: (i) Christian C. Trate (the “Susquehanna Nominee”) will be appointed as a director of the Surviving Corporation for a term to expire at the next annual meeting of the shareholders of C&N, and will be nominated for election as a Class III Director at the 2026 annual meeting, subject to C&N’s customary background screening and evaluation procedures for potential directors, including independence, and provided he is acceptable to C&N’s regulators; (ii) the Susquehanna Nominee shall be appointed as a director of C&N Bank, to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law and C&N Bank’s articles of incorporation and bylaws; (iii) David S. Runk shall be appointed Executive Vice President and Strategic Adviser of C&N Bank; and (iv) Jeffrey G. Hollenbach shall be appointed Executive Vice President and Region President of C&N Bank, in each case effective as of the Effective Time and Bank Merger Effective Time, as applicable. Each of such directors and officers shall serve until such time as his or her successor is duly elected and has qualified.
(b)If the Susquehanna Nominee initially named shall not be eligible to serve in accordance with Section 1.4(a), chooses not to serve or is unable to serve, then Susquehanna and C&N shall mutually agree upon another individual to be the Susquehanna Nominee, and the provisions of Section 1.4(a) shall apply to such successor Susquehanna Nominee in all respects.

ARTICLE II.CONVERSION AND EXCHANGE OF SHARES INTO THE MERGER CONSIDERATION
2.1Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holder of any Susquehanna Share:
(a)Conversion of Shares.
(i)Each share of Susquehanna Common Stock issued and outstanding immediately prior to the Effective Time (each a “Susquehanna Share”, and collectively, the “Susquehanna Shares”) other than the Canceled Shares and Dissenting Shares, shall be converted into the right to receive, upon the surrender of the share certificate evidencing such Susquehanna Share (it being understood that any reference herein to a “certificate” of Susquehanna Shares shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Susquehanna Common Stock) the number of shares of C&N Common Stock equal to the Conversion Ratio (the “Merger Consideration”), as specified in this Article;
(ii)At the Effective Time, the Susquehanna Shares other than the Canceled Shares and Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Susquehanna Shares shall thereafter represent only the right to receive (i) the Merger Consideration, and (ii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.1(d), without interest thereon;
(iii)Each outstanding share of Susquehanna Common Stock, the holder of which has perfected his, her or its right to dissent under the Applicable Corporate Law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Applicable Corporate Law. Susquehanna shall give C&N prompt notice upon receipt by Susquehanna of any such demands for payment of the fair value of such shares of Susquehanna Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and C&N shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Susquehanna shall not, except with the prior written consent of C&N, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under Applicable Corporate Law. Any payments made in respect of Dissenting Shares shall be made by C&N. If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his, her, or it’s right to such payment at or before the Effective Time, such holder’s shares of Susquehanna Common Stock shall no longer be “Dissenting Shares”, and shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his, her or it’s right to such payment after the Effective Time, each share of Susquehanna Common Stock of such holder shall be entitled to receive the Merger Consideration.
(iv)Susquehanna Shares owned as of the Effective Time by C&N, C&N Bank, Susquehanna or any Susquehanna Subsidiary (in each case except for Susquehanna Shares (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary capacity that are beneficially owned by third parties including all shares and share equivalents of Susquehanna Shares held in connection with Susquehanna’s 401(k) Plan; or (ii) held directly or indirectly in respect of debts previously contracted) (collectively, the “Canceled Shares”) shall be canceled and cease to exist at the Effective Time, and no Merger Consideration shall be delivered in exchange therefor. In the context of the conversion of Susquehanna Shares into the Merger Consideration, references to the Susquehanna Shares shall not include Canceled Shares or Dissenting Shares; and
(v)Each share of C&N Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of C&N Common Stock, and each holder thereof shall retain all rights therein. The holders of the shares of C&N Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of C&N Common Stock.
(vi)Notwithstanding the foregoing, if C&N shall, at any time after the date of this Agreement and before the Effective Time, change its issued and outstanding shares into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, then the Conversion Ratio shall be proportionately adjusted (calculated to four (4) decimal places), so that each Susquehanna shareholder shall receive at the Effective Time, in exchange for his or her shares of Susquehanna Common Stock, the number of shares of C&N Common Stock as would then have been owned by such Susquehanna shareholder if the Effective Time had occurred before the record date of such event. For example, if C&N were to declare a five percent (5%) stock dividend after the date of this Agreement, and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 0.8 to 0.84 shares.
(b)Definitions. For purposes of this ARTICLE II, the following terms have the following meanings:

“Conversion Ratio” means 0.80, which is the number of shares of C&N Common Stock payable in the Merger per Susquehanna Share.

“C&N Stock Consideration” means the aggregate number of shares of C&N Common Stock into which the Susquehanna Shares are to be converted into C&N Common Stock.

(c)C&N Stock Consideration.
(i)Immediately prior to the Effective Time, C&N shall deliver to the Exchange Agent, in trust for the benefit of the holders of Susquehanna Shares, certificates representing an aggregate number of shares of C&N Common Stock into which such Susquehanna Shares are to be converted. Notwithstanding the foregoing, C&N may, at its election, deliver the required shares of C&N Common Stock in book entry form via direct registration in lieu of the delivery of physical certificates of C&N Common Stock.
(ii)As soon as practicable following the Effective Time, each holder of Susquehanna Shares that are to be converted into C&N Stock Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such Susquehanna Shares for cancellation accompanied by a properly completed Letter of Transmittal, shall be entitled to receive (and the Exchange Agent shall deliver) certificates or electronic book entry to each holder’s account representing the number of shares of C&N Common Stock into which such Susquehanna Shares shall have been converted in the Merger.
(iii)No dividends or distributions that have been declared, if any, will be paid to any Person entitled to receive certificates for shares of C&N Common Stock until such Person has surrendered their certificates for Susquehanna Shares, at which time all such dividends and distributions shall be paid. In no event shall a Person entitled to receive such dividends be entitled to receive interest on such dividends.
(d)Merger Consideration Paid to Non-Record Holders. If any Merger Consideration is to be issued in the name of a Person other than the Person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of issuance of such Merger Consideration to a Person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Susquehanna Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e)Letter of Transmittal. C&N will cause the Exchange Agent to mail to each holder of record of Susquehanna Shares as soon as reasonably practical after the Effective Time, but in no event more than five (5) Business Days after the Effective Time: (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by Susquehanna and C&N prior to the Effective Time) and (ii) instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).
(f)Missing Certificates.
(i)If any holder of Susquehanna Shares is unable to deliver the certificates which represent such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled in exchange for such shares upon presentation of the following:
A)evidence to the reasonable satisfaction of C&N that any such certificate has been lost, wrongfully taken or destroyed including, but not limited to, a lost shares affidavit in form and substance reasonably satisfactory to C&N;
B)such indemnity, bond or other security as may be reasonably requested by C&N in accordance with industry standards, to indemnify and hold harmless C&N and the Exchange Agent; and
C)evidence satisfactory to C&N that such Person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the Person who would be entitled to present such certificate for payment pursuant to this Agreement.

2.2Undisbursed Merger Consideration. The Exchange Agent shall return to C&N any remaining C&N Stock Consideration on deposit with the Exchange Agent on the date which is one (1) year after the Effective Date. Any shareholder of Susquehanna who has not surrendered his or her certificate(s) to the Exchange Agent (an “Unexchanged Shareholder”) prior to such time shall be entitled to receive the Merger Consideration, without interest thereon, upon the surrender of such certificate(s) to C&N, subject to applicable escheat or abandoned property laws. No dividends or distributions that have been declared, if any, on C&N Stock Consideration will be paid to Unexchanged Shareholders entitled to receive C&N Stock Consideration until such Persons surrender their certificates (or electronic equivalents) for Susquehanna Common Stock, at which time all such dividends and distributions shall be paid, without interest.
(a)None of C&N, Susquehanna, the Exchange Agent or any other Person shall be liable to any former holder of Susquehanna Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(b)No Unexchanged Shareholder shall be considered a “shareholder of record” of C&N for purposes of voting at any special or annual meeting of C&N’s shareholders. The voting rights of Unexchanged Shareholders entitled to receive C&N Stock Consideration shall commence only upon the surrender of their Susquehanna certificate(s) and the issuance to them of certificates for the C&N Stock Consideration in exchange therefor.
(c)In the event that any certificates for Susquehanna Shares have not been surrendered for exchange in accordance with this Section on or before the first anniversary of the Effective Time, C&N may at any time thereafter, with or without notice to the holders of record of such certificates, sell for the accounts of any or all of such holders any or all of the shares of C&N Common Stock which such holders are entitled to receive under this Agreement (the “Unclaimed Shares”). Any such sale may be made by public or private sale or sale at any broker’s board or on any securities exchange in such manner and at such times as C&N shall determine. If, in the opinion of counsel for C&N, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws. C&N shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of the sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered certificates for Susquehanna Shares whose Unclaimed Shares have been sold, to be paid to them upon surrender of the certificates for Susquehanna Shares. From and after any such sale, the sole right of the holders of the unsurrendered certificates for Susquehanna Shares whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by C&N for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by C&N. If outstanding certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of C&N (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any Person previously entitled to such claims. Notwithstanding the foregoing, none of C&N, Susquehanna, the Exchange Agent or any other Person shall be liable to any former holder of Susquehanna Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
2.3Reservation and Registration of Shares. Prior to the Effective Time, C&N shall take appropriate action to reserve a sufficient number of authorized but unissued shares of C&N Common Stock to be issued in accordance with this Agreement as C&N Stock Consideration, and at the Effective Time, C&N will issue shares of C&N Common Stock to the extent set forth in, and in accordance with, this Agreement.
2.4Expenses. All costs and expenses associated with the surrender and exchange of Susquehanna Shares for the Merger Consideration shall be borne by C&N.
2.5Dissenters’ Rights. To the extent provided by Applicable Corporate Law, the shareholders of Susquehanna shall be entitled to exercise dissenters’ rights.
2.6Exemption from Liability Under Section 16(b). Prior to the Effective Time, the Parties shall take all such steps as may be required to cause (i) any dispositions of shares of Susquehanna Common Stock (including derivative securities with respect to such shares) in the Merger by Susquehanna personnel who are subject to the reporting requirements of Section 16(a) of the Exchange Act (“Insiders”), or (ii) acquisitions of C&N Common Stock (including derivative securities with respect to such shares) in the Merger by Susquehanna personnel who will be Insiders of C&N immediately after the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act, in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.
ARTICLE III.REPRESENTATIONS AND WARRANTIES OF SUSQUEHANNA

Except as disclosed in the disclosure schedule (with such disclosures referenced as Schedules below) delivered by Susquehanna to C&N concurrently with the execution and delivery of this Agreement (the “Susquehanna Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Susquehanna Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Susquehanna that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify (A) any other section of this ARTICLE III specifically referenced or cross-referenced, and (B) other sections of this ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), Susquehanna hereby represents and warrants to C&N as follows:

3.1Organization.
(a)Susquehanna is a corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Susquehanna is a bank holding company under the BHC Act, has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted, and is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state or local) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Susquehanna.
(b)Susquehanna Bank is a Pennsylvania-chartered bank that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Susquehanna Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”), and is not a member of the Federal Reserve System. Susquehanna Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted and is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state or local) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Susquehanna or Susquehanna Bank. The deposit accounts of Susquehanna Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDI Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.
(c)Susquehanna Financial Investment Corporation is duly organized, validly existing and in good standing under the laws of Delaware and was established to hold certain investment securities. Susquehanna Financial Investment Corporation has full power and lawful authority to own and hold its properties, to carry on its business as presently conducted and is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state or local) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Susquehanna, Susquehanna Bank or Susquehanna Financial Investment Corporation.
3.2Authority.
(a)Susquehanna has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subsequent hereto, the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the respective Boards of Directors of Susquehanna and of Susquehanna Bank, as required by law. The Board of Directors of Susquehanna has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Susquehanna and has directed that this Agreement and the transactions contemplated hereby be submitted to Susquehanna’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by Susquehanna’s shareholders, Susquehanna and Susquehanna Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger. Approval of this Agreement by Susquehanna’s shareholders will require the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3) percent of the votes cast by all holders of the Susquehanna Common Stock entitled to vote at a duly called meeting of the shareholders of Susquehanna at which a quorum, as defined in Susquehanna’s Bylaws, is present (the “Requisite Shareholder Vote”). The Requisite Shareholder Vote is the only vote or consent of the holders of any class or series of Susquehanna’s capital stock required under Susquehanna’s Articles of Incorporation or Bylaws, any Takeover Statutes or any Applicable Corporate Law to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby.
(b)This Agreement has been duly executed and delivered by Susquehanna and, assuming due authorization, execution and delivery by C&N, constitutes a valid and binding obligation of Susquehanna, enforceable against Susquehanna in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, regulations and rules affecting financial institutions and subject as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”). The Bank Merger Agreement when duly executed and delivered by Susquehanna Bank and, assuming due authorization, execution and delivery by C&N Bank, will constitute a valid and binding obligation of Susquehanna Bank, enforceable against Susquehanna Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
(c)Subject to the receipt of the necessary regulatory or Governmental Entity approvals by the Parties hereto with respect to this Agreement and to the Bank Merger Agreement, compliance with the terms of such approvals and the receipt of the requisite approval of Susquehanna’s shareholders, the execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of Susquehanna or Susquehanna Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Susquehanna or any Susquehanna Subsidiary, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which Susquehanna or any Susquehanna Subsidiary is a party or by which Susquehanna or any Susquehanna Subsidiary or any of their properties are bound.

3.3Subsidiaries. Susquehanna Bank and Susquehanna Financial Investment Corp. are wholly owned Subsidiaries of Susquehanna (collectively, the “Susquehanna Subsidiaries”). Except for the Susquehanna Subsidiaries, Susquehanna has no Subsidiaries.
3.4Capitalization.
(a)As of the date of this Agreement, the authorized capital of Susquehanna consists exclusively of 5,000,000 shares of Susquehanna Common Stock. As of the date of this Agreement, 2,841,315 shares of Susquehanna Common Stock are outstanding, and no other capital stock or other voting securities of Susquehanna are issued, reserved for issuance or outstanding. All the issued and outstanding shares of Susquehanna Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Susquehanna may vote are issued or outstanding. Except as set forth in Schedule 3.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of Susquehanna are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Susquehanna to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b)Susquehanna has no incentive plans pursuant to which Susquehanna equity interests may be issued.
(c)Except as set forth in Schedule 3.4(c), Susquehanna owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Susquehanna Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Susquehanna Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Susquehanna Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. The equity ownership interests of the Susquehanna Subsidiaries are sometimes collectively referred to herein as the “Susquehanna Subsidiaries Common Equity”.
(d)There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Susquehanna or any of the Susquehanna Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Susquehanna Common Stock or other equity interests of Susquehanna.
3.5Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices; (iii) the filing with the SEC of a proxy statement and prospectus in definitive form relating to the meeting of Susquehanna’s shareholders to be held in connection with this Agreement, the offering of C&N Common Stock in the Merger and the other transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and of the Registration Statement on Form S-4 in which the Proxy Statement/Prospectus will be included, to be filed with the SEC by C&N in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and declaration of effectiveness of the Registration Statement, (iv) the filing of Articles of Merger with the Filing Office and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of C&N Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Susquehanna of this Agreement or (B) the consummation by Susquehanna of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Susquehanna is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.6Charter, Bylaws and Minute Books. Copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of Susquehanna and each of the Susquehanna Subsidiaries have been previously made available to C&N for inspection and are true, correct and complete. Except as previously disclosed to C&N in writing, the minute books of Susquehanna and the Susquehanna Subsidiaries that have been made available to C&N for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of Susquehanna and the Susquehanna Subsidiaries at the meetings documented in such minutes.
3.7Reports. Susquehanna and each of the Susquehanna Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since the Look Back Date with (i) any state regulatory authority, (ii) the Bank Regulators, and (iii) any SRO ((i) – (iii), each, a “Regulatory Agency” and, collectively the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Susquehanna. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agencies. Except for examinations of Susquehanna and the Susquehanna Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of Susquehanna, investigation or inquiry into the business or operations of Susquehanna or any of the Susquehanna Subsidiaries since the Look Back Date, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna. To the Knowledge of Susquehanna, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Susquehanna or any of the Susquehanna Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna.

3.8Financial Statements.
(a)The audited financial statements of Susquehanna and the Susquehanna Subsidiaries, including the related notes, where applicable (i) have been prepared from, and are in accordance with, the books and records of Susquehanna and the Susquehanna Subsidiaries, (ii) fairly present in all material respects the consolidated statements of operations, cash flows, changes in stockholders’ equity and consolidated financial condition of Susquehanna and the Susquehanna Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied in all material respects with applicable accounting requirements, as of their respective dates of filing, issuance and use, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Susquehanna and the Susquehanna Subsidiaries have been, since the Look Back Date, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of Susquehanna has resigned (or informed Susquehanna that it intends to resign) or been dismissed as independent public accounting firm of Susquehanna as a result of or in connection with any disagreements with Susquehanna on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past three completed fiscal years.
(b)The records, systems, controls, data and information of Susquehanna and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Susquehanna or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna. Susquehanna has devised, implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes. Susquehanna has designed, implemented and maintained disclosure controls and procedures sufficient to provide reasonable assurances that material information relating to Susquehanna is made known to the management of Susquehanna by others within Susquehanna, as appropriate. Management of Susquehanna has disclosed, based on its most recent evaluation prior to the date hereof, to Susquehanna’s auditors and the audit committee of Susquehanna’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect

Susquehanna’s ability to record, process, summarize and report financial data and have identified for Susquehanna’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Susquehanna’s internal controls.
(c)Since the Look Back Date, (i) neither Susquehanna nor any of the Susquehanna Subsidiaries, nor, to the Knowledge of Susquehanna, any director, officer, auditor, accountant or representative of Susquehanna or any of the Susquehanna Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of Susquehanna, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Susquehanna or any of the Susquehanna Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or written claim that Susquehanna or any of the Susquehanna Subsidiaries has engaged in accounting or auditing practices inconsistent with GAAP, and (ii) no attorney representing Susquehanna or any of the Susquehanna Subsidiaries, whether or not employed by Susquehanna or any of the Susquehanna Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Susquehanna or any Susquehanna Subsidiary or any of their officers, directors or employees to the respective Boards of Directors of Susquehanna or any Susquehanna Subsidiary or any committee thereof or to the Knowledge of Susquehanna, to any director or officer of Susquehanna or any Susquehanna Subsidiary.
3.9Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.9 or as reflected, noted or adequately reserved against in the consolidated statement of financial condition included in Susquehanna’s audited financial statements for the fiscal year ended December 31, 2024 (the “Susquehanna Balance Sheet”), as of the date of the Susquehanna Balance Sheet, neither Susquehanna nor any of Susquehanna Subsidiaries had any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than liabilities that were included in the Susquehanna Balance Sheet under GAAP. Except as disclosed in Schedule 3.9, Susquehanna and the Susquehanna Subsidiaries have not incurred, since the date of the Susquehanna Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the Susquehanna Balance Sheet, all of which have been incurred in the Ordinary Course of Business and except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, including the Bank Merger.
3.10Absence of Changes. Since the date of the Susquehanna Balance Sheet, Susquehanna and the Susquehanna Subsidiaries have each conducted their businesses in the Ordinary Course of Business. Since the date of Susquehanna Balance Sheet, neither Susquehanna nor the Susquehanna Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, or results of operations, which, individually or in the aggregate, had a Material Adverse Effect as to Susquehanna on a consolidated basis.
3.11Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 3.11, since the date of the Susquehanna Balance Sheet, neither Susquehanna nor any

Susquehanna Subsidiary has declared, set aside, made or paid any dividend or other distribution in respect of the Susquehanna Common Stock or the Susquehanna Subsidiaries Common Equity, or purchased, issued or sold any shares of Susquehanna Common Stock or the Susquehanna Subsidiaries Common Equity.

3.12Taxes. Each of Susquehanna and the Susquehanna Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Susquehanna and the Susquehanna Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the Susquehanna Balance Sheet in accordance with GAAP. Each of Susquehanna and the Susquehanna Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. As of the date hereof, neither Susquehanna nor any of the Susquehanna Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth in Schedule 3.12, the federal income Tax Returns of Susquehanna and its Subsidiaries for all years in the six (6) year period ending December 31 of the Prior Year have been audited by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to any material amount of Taxes has been proposed, asserted or assessed against Susquehanna or any of the Susquehanna Subsidiaries. There are no pending or to Susquehanna’s Knowledge, threatened, disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Susquehanna and the Susquehanna Subsidiaries or the assets of Susquehanna and the Susquehanna Subsidiaries. In the last six (6) years, neither Susquehanna nor any of the Susquehanna Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Susquehanna or any of the Susquehanna Subsidiaries was required to file any Tax Return that was not filed. Susquehanna has made available to C&N true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Susquehanna or any of the Susquehanna Subsidiaries. Neither Susquehanna nor any of the Susquehanna Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Susquehanna and the Susquehanna Subsidiaries). Neither Susquehanna nor any of the Susquehanna Subsidiaries (A) has been within the past six (6) years a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Susquehanna) or (B) has any liability for the Taxes of any Person (other than Susquehanna or any of the Susquehanna Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Susquehanna nor any of the Susquehanna Subsidiaries has been, within the past six (6) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Susquehanna nor any of the

Susquehanna Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past six (6) years has Susquehanna been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Susquehanna nor any of the Susquehanna Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

3.13Title to and Condition of Assets. Except as disclosed in Schedule 3.13, Susquehanna and the Susquehanna Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the Susquehanna Balance Sheet or acquired subsequent to the date of the Susquehanna Balance Sheet, (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all Liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover Liens that: (i) are reflected in the Susquehanna Balance Sheet or in Schedule 3.13; (ii) represent liens for current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Susquehanna Balance Sheet or acquired subsequent to the date of the Susquehanna Balance Sheet: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws. Susquehanna and the Susquehanna Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.
3.14Contracts.
(a)Except as set forth in Schedule 3.14(a), as of the date hereof, neither Susquehanna nor any of the Susquehanna Subsidiaries is a party to or bound by any Material Contract, other than any Susquehanna Benefit Plan. Neither Susquehanna nor any of the Susquehanna Subsidiaries knows of, or has received written, or, to Susquehanna’s Knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Susquehanna and the Susquehanna Subsidiaries, taken as a whole.
(b)In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna: (i) each

Material Contract is valid and binding on Susquehanna or one of the Susquehanna Subsidiaries, as applicable, and in full force and effect, (ii) Susquehanna and each of the Susquehanna Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) to Susquehanna’s Knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Susquehanna or any of the Susquehanna Subsidiaries under any such Material Contract.
3.15Litigation and Governmental Directives. Except as disclosed in Schedule 3.15, (i) there is no litigation, investigation, inquiry or proceeding pending, or to the Knowledge of Susquehanna or the Susquehanna Subsidiaries, threatened, that involves Susquehanna or the Susquehanna Subsidiaries or any of their properties and that, if determined adversely, would restrict the ability of Susquehanna to perform its obligations under this Agreement or otherwise threaten or impede the timely consummation of the transactions contemplated by this Agreement; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, Susquehanna or the Susquehanna Subsidiaries that restrict the right of Susquehanna or the Susquehanna Subsidiaries to carry on their businesses as presently conducted; and (iii) neither Susquehanna nor the Susquehanna Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Susquehanna or the Susquehanna Subsidiaries, would materially restrict the right of, Susquehanna or the Susquehanna Subsidiaries to carry on their businesses as presently conducted. All litigation (except for bankruptcy proceedings in which Susquehanna or the Susquehanna Subsidiaries have filed proofs of claim) in which Susquehanna or the Susquehanna Subsidiaries are involved as a plaintiff or defendant (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $100,000 is identified in Schedule 3.15. Neither Susquehanna nor any of the Susquehanna Subsidiaries is, or has been since the Look Back Date, subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in a Schedule, a “Regulatory Agreement”), nor been advised in writing or, to Susquehanna’s Knowledge, orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.
3.16Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Susquehanna, any of the Susquehanna Subsidiaries or for the account of a customer of Susquehanna or one of the

Susquehanna Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Susquehanna or one of the Susquehanna Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions). Except as set forth in Schedule 3.16, none of such instruments would reasonably be expected to experience adverse changes in value as a result of changes in interest or exchange rate changes that would exceed offsetting values of the underlying instruments. Susquehanna and each of the Susquehanna Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to Susquehanna’s Knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.17Environmental Matters.

Except as may be set forth in Schedule 3.17, with respect to Susquehanna and each Susquehanna Subsidiary:

(a)To the Knowledge of Susquehanna, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by Susquehanna or any Susquehanna Subsidiary, or at any other time (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or any property on which it holds a lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Susquehanna or any Susquehanna Subsidiary. No condition has existed or event has occurred with respect to Susquehanna or any of the Susquehanna Subsidiaries or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Susquehanna or any Susquehanna Subsidiary by reason of any Environmental Laws. Neither Susquehanna nor any Susquehanna Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Susquehanna or any Susquehanna Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by Susquehanna or any Susquehanna Subsidiary, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Susquehanna or any Susquehanna Subsidiary;
(b)There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Susquehanna, threatened, before any court, governmental agency or other forum against Susquehanna or any Susquehanna Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Laws or (b) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Susquehanna or any Susquehanna Subsidiary;
(c)There are no underground storage tanks on, in or under any properties owned or operated by Susquehanna or any of the Susquehanna Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Susquehanna or any of the Susquehanna Subsidiaries or any Participation Facility except in compliance with Environmental Laws in all material respects; and
(d)“Participation Facility” shall mean any facility in which Susquehanna or any of the Susquehanna Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.
3.18Personal Information and Data Security.
(a)Susquehanna and each of the Susquehanna Subsidiaries (i) has collected Personal Information in compliance with all applicable Privacy Laws; (ii) has the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted; and (iii) has taken commercially reasonable steps to secure the business data related to Susquehanna’s and the Susquehanna Subsidiaries’ business from unauthorized access or unauthorized use by any Person. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by Susquehanna or any of the Susquehanna Subsidiaries. A copy of all internally or externally prepared reports or audits that describe or evaluate the information security procedures of Susquehanna or the Susquehanna Subsidiaries, all material policies related thereto and any failures to comply therewith have been provided to C&N. Except as set forth on Schedule 3.18, to the Knowledge of Susquehanna, there has been no unauthorized access gained by any Person to Personal Information held or collected by Susquehanna or any Susquehanna Subsidiary, their employees, or third party contractors in the course of conducting Susquehanna’s and the Susquehanna Subsidiaries’ business.
(b)Susquehanna and each of the Susquehanna Subsidiaries maintains a written information privacy and security program that maintains commercially reasonable measures to protect the privacy, confidentiality and security of all Personal Information against any (i) loss or misuse of Personal Information, (ii) unauthorized or unlawful operations performed upon Personal Information, or (iii) other act or omission that compromises the security or confidentiality of Personal Information (clauses (i) through (iii), a “Security Breach”). Except as set forth in Schedule 3.18(b), since the Look Back Date, neither Susquehanna nor any Susquehanna Subsidiary has experienced any Security Breach and there are no data security or other technological vulnerabilities with respect to Susquehanna’s or the Susquehanna Subsidiaries’ information technology systems or networks.

3.19Intellectual Property. Except as set forth on Schedule 3.19, Susquehanna and each of the Susquehanna Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. To the Knowledge of Susquehanna, the use of any Intellectual Property by Susquehanna and the Susquehanna Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person., and no Person has asserted to Susquehanna or any Susquehanna Subsidiary in writing that Susquehanna or any of the Susquehanna Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. To the Knowledge of Susquehanna, no Person is challenging, infringing on or otherwise violating any right of Susquehanna or any of the Susquehanna Subsidiaries with respect to any Intellectual Property owned by Susquehanna or the Susquehanna Subsidiaries. Neither Susquehanna nor any Susquehanna Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Susquehanna or any Susquehanna Subsidiary. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
3.20Compliance with Laws; Governmental Authorizations.
(a)Susquehanna and each of the Susquehanna Subsidiaries hold, and have at all times since the Look Back Date held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of Susquehanna, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Susquehanna and each of the Susquehanna Subsidiaries have complied in all material respects with and, except as set forth on Schedule 3.20, are not in default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Susquehanna or any of the Susquehanna Subsidiaries, including (to the extent applicable to Susquehanna or the Susquehanna Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act of 1977, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all applicable agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. As of the date hereof, Susquehanna Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(b)Without limitation, neither Susquehanna nor any of the Susquehanna Subsidiaries nor, to the Knowledge of Susquehanna, any director, officer, employee, agent or other person acting on behalf of Susquehanna or any of the Susquehanna Subsidiaries has, directly or indirectly, (i) used any funds of Susquehanna or any of the Susquehanna Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Susquehanna or any of the Susquehanna Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, to the extent applicable to Susquehanna or any Susquehanna Subsidiary, (iv) established or maintained any unlawful fund of monies or other assets of Susquehanna or any of the Susquehanna Subsidiaries, (v) made any fraudulent entry on the books or records of Susquehanna or any of the Susquehanna Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Susquehanna or any of the Susquehanna Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Susquehanna or any of the Susquehanna Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(c)Each of the Susquehanna and the Susquehanna Subsidiaries has complied in all material respects with, and is not in default or violation under, 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the OCC or the SEC in connection therewith.
3.21Insurance.
(a)All policies of insurance relating to Susquehanna’s and the Susquehanna Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Susquehanna or the Susquehanna Subsidiaries are listed in Schedule 3.21. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.
(b)Susquehanna and the Susquehanna Subsidiaries are insured with insurers believed by Susquehanna to be reputable against such risks and in such amounts as the management of Susquehanna reasonably has determined to be prudent, and Susquehanna and the Susquehanna Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof.
(c)With respect to all material insurance policies of Susquehanna or any of the Susquehanna Subsidiaries:

(i)each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Susquehanna and the Susquehanna Subsidiaries, Susquehanna or the relevant Susquehanna Subsidiary thereof is the sole beneficiary of such policies;
(ii)all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion;
(iii)there is no claim for coverage by Susquehanna or any of the Susquehanna Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy;
(iv)neither Susquehanna nor any of the Susquehanna Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies; and
(v)Since the Look Back Date, to the Knowledge of Susquehanna, all claims against Susquehanna or any of the Susquehanna Subsidiaries, and all circumstances that could reasonably be expected to result in a claim against Susquehanna or any of the Susquehanna Subsidiaries, have been timely reported to Susquehanna’s and the Susquehanna Subsidiaries’ insurance carrier, all required filings with Susquehanna’s and the Susquehanna Subsidiaries’ insurance carrier related thereto have been made, and all material written correspondence related to any such claims or potential claims is set forth in Schedule 3.21.
3.22Financial Institutions Bonds. Since the Look Back Date, Susquehanna Bank and the Susquehanna Subsidiaries have continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.22 insuring Susquehanna Bank and the Susquehanna Subsidiaries against acts of dishonesty by each of their employees. No claim has been made under any such bond and Susquehanna Bank and the Susquehanna Subsidiaries have no Knowledge of any fact or condition presently existing which could reasonably be expected to form the basis of a claim under any such bond. Susquehanna Bank and the Susquehanna Subsidiaries has received no notice that their present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

3.23Labor Relations; Employment Agreements; Employment Matters.
(a)Neither Susquehanna nor any of the Susquehanna Subsidiaries is a party to or bound by any collective bargaining agreement. Susquehanna and the Susquehanna Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or, to the Knowledge of Susquehanna, threatened, that would have a Material Adverse Effect on Susquehanna. There are no pending or, to Susquehanna’s Knowledge since the Look Back Date, threatened, labor grievances or unfair labor practice claims or charges against Susquehanna or any of the Susquehanna Subsidiaries, or any strikes or other labor disputes against Susquehanna or any of the Susquehanna Subsidiaries. Neither Susquehanna nor any of the Susquehanna Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Susquehanna or any of the Susquehanna Subsidiaries and, there are no pending or, to the Knowledge of Susquehanna, threatened, organizing efforts by any union or other group seeking to represent any employees of Susquehanna or any of the Susquehanna Subsidiaries.
(b)Except as disclosed in Schedule 3.23(b), as of the Effective Time, (i) neither Susquehanna nor the Susquehanna Subsidiaries will have any liability for employee termination rights or payments arising out of any Employment Obligation, and (ii) neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of Susquehanna or the Susquehanna Subsidiaries to any “change of control” payments or benefits. Except as set forth in Schedule 3.23(b), no payment that is owed or may become due to any director, officer, employee, or agent of Susquehanna or any Susquehanna Subsidiary as a result of the consummation of the Merger will be non-deductible to Susquehanna or any Susquehanna Subsidiary or subject to tax under the Code, §280G or §4999; nor, except as set forth in Schedule 3.23(b), will Susquehanna or any Susquehanna Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.
(c)
(i)Each of Susquehanna and the Susquehanna Subsidiaries has, since April 30, 2020, been in compliance, in all material respects, with all applicable laws with respect to employment and employee relations, including those in respect of discrimination, harassment or retaliation in employment, pay equity, terms and conditions of employment, pay rates, termination of employment, wages, hours, overtime pay, vacation, disability, leave, occupational safety and health, COVID-19, employee whistle-blowing, immigration, data protection, employee privacy, employment practices and classification of employees, consultants and independent contractors. Susquehanna and the Susquehanna Subsidiaries have not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable labor laws or been in breach of any other applicable law. There are no claims, charges, complaints, grievances, disciplinary matters or controversies pending or, to Susquehanna’s Knowledge, threatened, between Susquehanna, any of the Susquehanna Subsidiaries and any of its current or former employees, including any such charges, complaints, grievances, disciplinary matters or controversies that have resulted or could reasonably be expected to result in a legal proceeding. Since April 30, 2020, neither Susquehanna nor any Susquehanna Subsidiary has received notice from any Governmental Entity responsible for the enforcement of labor or employment laws indicating that it has asserted, or intends to assert, claims or to conduct an investigation with respect to any current or former employees, no such investigation is in progress, and, to Susquehanna’s Knowledge, no Governmental Entity intends to or has threatened to conduct such investigation. Since April 30, 2020, neither Susquehanna nor any Susquehanna Subsidiary has received any notice from, or been subject to any proceeding involving, any Governmental Entity involving a claim that individuals who provided services to Susquehanna or a Susquehanna Subsidiary as independent contractors should have been classified as “employees” of Susquehanna or a Susquehanna Subsidiary, or that personnel were incorrectly classified by Susquehanna or a Susquehanna Subsidiary as exempt or non-exempt, as the case may be, under the Fair Labor Standards Act and any other applicable law.
(ii)Since April 30, 2020, neither Susquehanna nor any Susquehanna Subsidiary has been a party to any settlement agreement with any current or former director, manager, officer, employee, applicant or other individual service provider resolving allegations of sexual harassment or discrimination. Since April 30, 2020, there have not been any allegations of sexual harassment or discrimination by or against any current or former director, manager, officer, employee or other individual service provider of Susquehanna or a Susquehanna Subsidiary, and none are currently pending.
3.24Employee Benefit Plans.
(a)All Susquehanna Benefit Plans to which Susquehanna or the Susquehanna Subsidiaries are a party or by which Susquehanna or the Susquehanna Subsidiaries maintain, contribute to, reimburse another entity for, or are bound are identified in Schedule 3.24(a) (“Susquehanna Benefit Plans”). Schedule 3.24(a) identifies the Susquehanna Benefit Plans as to which a third-party professional employer organization is the plan sponsor (the “Susquehanna PEO Plans”).
(b)Each Susquehanna Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.
(c)Susquehanna has made available to C&N true and complete copies of each Susquehanna Benefit Plan, and the following related documents, to the extent applicable: (i) all current summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(d)The IRS has issued a favorable determination letter or opinion with respect to each Susquehanna Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Susquehanna Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the Knowledge of Susquehanna, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Susquehanna Qualified Plan or the related trust.
(e)With respect to each Susquehanna Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Susquehanna Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Susquehanna Benefit Plan’s actuary with respect to such Susquehanna Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Susquehanna Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Susquehanna or any of the Susquehanna Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Susquehanna Benefit Plan.
(f)None of Susquehanna and the Susquehanna Subsidiaries nor any Susquehanna ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) except as set forth in Schedule 3.24(f). None of Susquehanna and the Susquehanna Subsidiaries nor any Susquehanna ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(g)Except as set forth in Schedule 3.24(g), no Susquehanna Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(h)All contributions required to be made by Susquehanna or any Susquehanna Subsidiary to any Susquehanna Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable by Susquehanna or any Susquehanna Subsidiary with respect to insurance policies funding any Susquehanna Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Susquehanna.
(i)There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Susquehanna’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Susquehanna Benefit Plans, any fiduciaries thereof with respect to their duties to the Susquehanna Benefit Plans or the assets of any of the trusts under any of the Susquehanna Benefit Plans that would reasonably be expected to result in any liability of Susquehanna or any of the Susquehanna Subsidiaries in an amount that would be material to Susquehanna and the Susquehanna Subsidiaries, taken as a whole, provided that all of the representations made by Susquehanna in this subsection (i) are made to Susquehanna’s Knowledge to the extent such representations relate to a Susquehanna PEO Plan.
(j)None of Susquehanna and the Susquehanna Subsidiaries nor any Susquehanna ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Susquehanna Benefit Plans or their related trusts, Susquehanna, any of the Susquehanna Subsidiaries or any Susquehanna ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, provided that all of the representations made by Susquehanna in this subsection (j) are made to Susquehanna’s Knowledge to the extent such representations relate to a Susquehanna PEO Plan.
(k)Except as set forth in Schedule 3.24(k), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Susquehanna or any of the Susquehanna Subsidiaries, or result in any limitation on the right of Susquehanna or any of the Susquehanna Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Susquehanna Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, except as set forth in Schedule 3.24(k), no amount paid or payable (whether in cash, in property, or in the form of benefits) by Susquehanna or any of the Susquehanna Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(l)Except as set forth on Schedule 3.24(l), no Susquehanna Benefit Plan provides for the gross up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(m)Each Susquehanna Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is operated in material compliance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.
3.25Loan Portfolio.
(a)As of the date hereof, except as set forth in Schedule 3.25(a), neither Susquehanna nor any of the Susquehanna Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Susquehanna or any Susquehanna Subsidiary is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder (as such terms are defined in 12 C.F.R. Part 215) of Susquehanna or any of the Susquehanna Subsidiaries. Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 3.25(a) sets forth a true, correct and complete list of all of the Loans of Susquehanna and the Susquehanna Subsidiaries that, as of the end of the last full month prior to the date of this Agreement had an outstanding balance of $250,000 or more and were classified by Susquehanna as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.
(b)Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Susquehanna, each outstanding Loan of Susquehanna and the Susquehanna Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Susquehanna and the Susquehanna Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
(c)Each outstanding Loan of Susquehanna and the Susquehanna Subsidiaries (including Loans sold to third parties or held for resale to third parties) solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Susquehanna and the Susquehanna Subsidiaries (and, in the case of Loans sold to third parties or held for resale to third parties, the applicable underwriting standards, if any, of the applicable third parties) and with all applicable federal, state and local laws, regulations and rules. With respect to Loans sold to investors, Susquehanna and the Susquehanna Subsidiaries have no liability to such third parties for failure to service such Loans in accordance with the required servicing standards of such third parties, and such third parties have no contractual right to require Susquehanna or the Susquehanna Subsidiaries to repurchase such serviced Loans.
(d)None of the agreements pursuant to which Susquehanna or any of the Susquehanna Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)There are no outstanding Loans made by Susquehanna or any of the Susquehanna Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Susquehanna or the Susquehanna Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)Neither Susquehanna nor any of the Susquehanna Subsidiaries is now, nor since the Look Back Date has been, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
(g)All real estate owned of Susquehanna as of the date hereof is set forth on Schedule 3.25(g) with an indication, for each such property, whether it is under agreement for sale.
3.26Investment Portfolio.
(a)Each of Susquehanna and the Susquehanna Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements of Susquehanna or (ii) to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Susquehanna or the Susquehanna Subsidiaries. Such securities are valued on the books of Susquehanna in accordance with GAAP.
(b)Susquehanna and the Susquehanna Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Susquehanna believes are prudent and reasonable in the context of their respective businesses, and Susquehanna and the Susquehanna Subsidiaries have, since the Look Back Date, been in compliance with such policies, practices and procedures in all material respects.
3.27Related Party Transactions. Except as set forth in Schedule 3.27, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Susquehanna or any of the Susquehanna Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Susquehanna or any of the Susquehanna Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Susquehanna

Common Stock (or any of such person’s immediate family members or Affiliates) (other than Susquehanna Subsidiaries) on the other hand, of the type that would be required to be reported in any SEC Report to which Susquehanna would be subject (if Susquehanna would be subject thereto) pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Related Party Transaction”).

3.28Certain Activities.
(a)Neither Susquehanna, nor any Susquehanna Subsidiary:
(i)provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, such that it is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;
(ii)is a broker-dealer or is a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker such that registration is required under applicable laws or regulations;
(iii)originates, maintains or administers credit card accounts; or
(iv)provides, or has provided, merchant credit card processing services to any merchants.
(b)Susquehanna and each Susquehanna Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To Susquehanna’s Knowledge, neither Susquehanna, any Susquehanna Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.
3.29Brokers. Except as disclosed in Schedule 3.29, neither Susquehanna nor any of the Susquehanna Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.
3.30Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Susquehanna, the Susquehanna Subsidiaries, the Susquehanna Common Stock, the Susquehanna Subsidiaries’ Common Equity, and the involvement of Susquehanna and the Susquehanna Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by Susquehanna to C&N pursuant to Section 3.8 contains, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.31Proxy Statement/Prospectus. The information provided by Susquehanna relating to Susquehanna and the Susquehanna Subsidiaries for inclusion in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.
3.32Beneficial Ownership of C&N Common Stock. Susquehanna and the Susquehanna Subsidiaries do not, and prior to the Effective Time, Susquehanna and the Susquehanna Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13d 3(d)(1)) more than five percent (5%) of the outstanding shares of C&N Common Stock.
3.33Fairness Opinion. Susquehanna’s Board of Directors has received a written opinion from Janney Montgomery Scott LLC, dated as of the date hereof (a copy of such written opinion will be provided to C&N concurrently with or prior to the execution of this Agreement), to the effect that the Merger Consideration, at the time of execution of this Agreement, is fair to Susquehanna’s shareholders from a financial point of view and such opinion has not been amended or rescinded.
3.34State Takeover Laws. The Board of Directors of Susquehanna approval of this Agreement referenced in Section 3.2 herein and the Requisite Shareholder Vote are the only consents, approvals or votes necessary to render inapplicable Chapter 25 of the PBCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).
3.35Reorganization. Susquehanna has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
ARTICLE IV.REPRESENTATIONS AND WARRANTIES OF C&N

Except as disclosed in the disclosure schedule (with such disclosures referenced as Schedules below) delivered by C&N to Susquehanna concurrently with the execution and delivery of this Agreement (the “C&N Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the C&N Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by C&N that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this ARTICLE IV shall be deemed to qualify (A) any other section of this ARTICLE IV specifically referenced or cross-referenced, and (B) other sections of this ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), C&N hereby represents and warrants to Susquehanna as follows:

4.1Organization.
(a)C&N is a corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. C&N is a financial holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted, and is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on C&N.
(b)C&N Bank is a banking institution that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. C&N Bank is an insured bank under the provisions of the FDI Act and is a member of the Federal Reserve System. C&N Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted, and is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing. The deposit accounts of C&N Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDI Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.
(c)Each of the C&N Subsidiaries currently conducting operations, other than C&N Bank, is an entity that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the C&N Subsidiaries currently conducting operations has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted and is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on C&N.
4.2Authority.

(a)C&N has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the respective Boards of Directors of C&N and of C&N Bank, as required by law. The Board of Directors of C&N has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of C&N. C&N and C&N Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.
(b)This Agreement has been duly executed and delivered by C&N and, assuming due authorization, execution and delivery by Susquehanna, constitutes the valid and binding obligation of C&N, enforceable against C&N in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions. The Bank Merger Agreement when duly executed and delivered by C&N Bank and, assuming due authorization, execution and delivery by Susquehanna Bank, will constitute the valid and binding obligation of C&N Bank, enforceable against C&N Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
(c)Subject to receipt of the necessary regulatory or Governmental Entity approvals by the Parties hereto with respect to this Agreement and to the Bank Merger Agreement, compliance with the terms of such approvals, the execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of C&N or C&N Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to C&N or any C&N Subsidiary, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which C&N or any C&N Subsidiary is a party or by which C&N or any C&N Subsidiary or any of their properties are bound.
4.3Subsidiaries. Each of C&N Bank and the entities listed on Schedule 4.3(i) is a wholly owned Subsidiary of C&N, and each of the entities listed on Schedule 4.3(ii) is a wholly owned Subsidiary of C&N Bank (collectively, the “C&N Subsidiaries”). Except for the C&N Subsidiaries, C&N has no Subsidiaries.
4.4Capitalization.
(a)The authorized capital of C&N consists exclusively of 30,000,000 shares of C&N Common Stock and 30,000 shares of C&N Preferred Stock. As of the date of this Agreement, no shares of capital stock or other voting securities of C&N are issued, reserved for issuance or outstanding, other than: 15,482,046 shares of C&N Common Stock and no shares of C&N Preferred Stock. All the issued and outstanding shares of C&N Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of C&N may vote are issued or outstanding. Except as set forth in Schedule 4.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of C&N are issued or outstanding. Other than restricted stock awards issued pursuant to a C&N Stock Plan, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating C&N to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b)C&N owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the C&N Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to C&N Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No C&N Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(c)There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which C&N or any of the C&N Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the C&N Common Stock or other equity interests of C&N. Schedule 4.4(c) sets forth a true, correct and complete list of all C&N Plans pursuant to which C&N equity interests may be issued (each an “C&N Stock Plan”) and the aggregate numbers of stock options and restricted shares that may be and have been issued under such C&N Stock Plans as of the date hereof. Other than the stock options and restricted shares set forth on Schedule 4.4(c), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of C&N or any of its Subsidiaries) are outstanding.
(d)The equity ownership interests of the C&N Subsidiaries are sometimes collectively referred to herein as the “C&N Subsidiaries Common Equity”.
4.5Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with FINRA and the approval of such applications, filings and notices, (iii) the filing with the SEC of the Proxy Statement/Prospectus and of the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of Articles of Merger with the Filing Office, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of C&N Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by C&N of this Agreement or (B) the consummation by C&N of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, C&N is not aware of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger and Bank Merger on a timely basis.

4.6Charter, Bylaws and Minute Books. Copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of C&N and each of the C&N Subsidiaries have been previously made available to Susquehanna for inspection and are true, correct and complete. Except as previously disclosed to Susquehanna in writing, the minute books of C&N and the C&N Subsidiaries that have been made available to Susquehanna for inspection are true, correct, and complete in all material respects and accurately record the actions taken by the Board of Directors and shareholders or members of C&N and the C&N Subsidiaries at the meetings documented in such minutes.
4.7Reports.
(a)C&N and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since the Look Back Date with (i) any Regulatory Agency, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Agency. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agencies. Except for examinations of C&N and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business or as disclosed in the C&N SEC Reports, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of C&N, investigation into the business or operations of C&N or any of its Subsidiaries since the Look Back Date. To the Knowledge of C&N, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of C&N or any of its Subsidiaries.
(b)An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by C&N or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since the Look Back Date (the “C&N SEC Reports”) is publicly available. No such C&N SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all C&N SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of C&N has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the C&N SEC Reports.
4.8Financial Statements.
(a)The financial statements of C&N and its Subsidiaries included (or incorporated by reference) in the C&N SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of C&N and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of C&N and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of C&N and its Subsidiaries have been, since the Look Back Date, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Crowe LLP has served as the independent registered public accounting firm to C&N for the fiscal year ended December 31, 2024, and Baker Tilly served as such for more than five fiscal years before that. Crowe LLP has not resigned (or informed C&N that it intends to resign) or been dismissed as independent public accountants of C&N as a result of or in connection with any disagreements with C&N on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)The records, systems, controls, data and information of C&N and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of C&N or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N. C&N (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to C&N, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of C&N by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the SOX Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to C&N’s independent registered public accounting firm and the audit committee of C&N’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect C&N’s ability to record, process, summarize and report financial information, and (y) to the Knowledge of C&N, any fraud, whether or not material, that involves management or other employees who have a significant role in C&N’s internal controls over financial reporting. These disclosures were made in writing by management to C&N’s auditors and audit committee and a copy has been previously made available to C&N. To the Knowledge of C&N, there is no reason to believe that C&N’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the SOX Act, without qualification, when next due.
(c)Since the Look Back Date, (i) neither C&N nor any of its Subsidiaries, nor, to the Knowledge of C&N, any director, officer, auditor, accountant or representative of C&N or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of C&N, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of C&N or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that C&N or any of its Subsidiaries has engaged in accounting or auditing practices inconsistent with GAAP, and (ii) no attorney representing C&N or any of its Subsidiaries, whether or not employed by C&N or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by C&N or any of its officers, directors or employees to the Board of Directors of C&N or any committee thereof or to the Knowledge of C&N, to any director or officer of C&N.
4.9Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.9, or as reflected, noted or adequately reserved against in the balance sheet included in C&N’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 (the “C&N Balance Sheet”), as of the date of the C&N Balance Sheet, neither C&N nor any of its Subsidiaries had any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than liabilities which were included in the C&N Balance Sheet, or disclosed in the notes thereto. Except as disclosed in Schedule 4.9, C&N and the C&N Subsidiaries have not incurred, since the date of the C&N Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the C&N Balance Sheet, all of which have been incurred in the Ordinary Course of Business.
4.10Absence of Changes. Since the date of the C&N Balance Sheet, C&N and the C&N Subsidiaries have each conducted their businesses in the Ordinary Course of Business. Neither C&N nor the C&N Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business or results of operations, which, individually or in the aggregate, had a Material Adverse Effect as to C&N and the C&N Subsidiaries on a consolidated basis.

4.11Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 4.11, since the date of the C&N Balance Sheet, C&N has not declared, set aside, made or paid any dividend or other distribution in respect of the C&N Common Stock, or purchased, issued or sold any shares of C&N Common Stock or the C&N Subsidiaries Common Equity, other than as described in the C&N SEC Reports.
4.12Taxes. Each of C&N and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of C&N and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of C&N and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither C&N nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Schedule 4.12, the federal income Tax Returns of C&N and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against C&N or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of C&N and its Subsidiaries or the assets of C&N and its Subsidiaries. In the last six (6) years, neither C&N nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that C&N or any of its Subsidiaries was required to file any Tax Return that was not filed. C&N has made available to Susquehanna true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of C&N or any of its Subsidiaries. Neither C&N nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among C&N and its Subsidiaries). Neither C&N nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was C&N) or (B) has any liability for the Taxes of any person (other than C&N or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither C&N nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither C&N nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has C&N been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither C&N nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii)

closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

4.13Litigation and Governmental Directives. Except as disclosed in Schedule 4.13, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of C&N or the C&N Subsidiaries, threatened, that involves C&N or the C&N Subsidiaries or any of their properties and that, if determined adversely, would have a Material Adverse Effect on C&N or on the ability of C&N to perform its obligations under this Agreement or otherwise threaten or materially impede the timely consummation of the transactions contemplated by this Agreement; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, C&N or the C&N Subsidiaries that would have a Material Adverse Effect on, or that materially restricts the right of, C&N or the C&N Subsidiaries to carry on their businesses as presently conducted; and (iii) neither C&N nor the C&N Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either C&N or the C&N Subsidiaries, would have a Material Adverse Effect on, or would materially restrict the right of, C&N or the C&N Subsidiaries to carry on their businesses as presently conducted. Neither C&N nor any of its Subsidiaries is, or has been since the Look Back Date, subject to any Regulatory Agreement, nor been advised in writing or, to C&N’s Knowledge, orally by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.
4.14Compliance with Laws; Governmental Authorizations. C&N and each of its Subsidiaries hold, and have at all times since the Look Back Date held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Knowledge of C&N, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. C&N and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to C&N or any of its Subsidiaries, including (to the extent applicable to C&N or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act of 1977, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all applicable agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. C&N Bank has a Community Reinvestment Act rating of “satisfactory” or better.

4.15No Brokers. Except as disclosed in Schedule 4.15, neither C&N nor any of the C&N Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.
4.16Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of C&N, any of the C&N Subsidiaries or for the account of a customer of C&N or one of the C&N Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of C&N or one of the C&N Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions). Except as set forth in Schedule 4.16, none of such instruments would reasonably be expected to experience adverse changes in value as a result of changes in interest or exchange rate changes that would exceed offsetting values of the underlying instruments. C&N and each of the C&N Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to C&N’s Knowledge, there are no breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.
4.17Personal Information and Data Security.
(a)C&N and each of the C&N Subsidiaries (i) has collected Personal Information in compliance with all applicable Privacy Laws; (ii) has the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted; and (iii) has taken commercially reasonable steps to secure the business data related to C&N’s and the C&N Subsidiaries’ business from unauthorized access or unauthorized use by any Person. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by C&N or any of the C&N Subsidiaries. A copy of all internally or externally prepared reports or audits that describe or evaluate the information security procedures of C&N or the C&N Subsidiaries, all material policies related thereto and any failures to comply therewith have been provided to Susquehanna. To the Knowledge of C&N, there has been no unauthorized access gained by any Person to Personal Information held or collected by C&N or any C&N Subsidiary, their employees, or third party contractors in the course of conducting C&N’s and the C&N Subsidiaries’ business.
(b)C&N and each of the C&N Subsidiaries maintains a written information privacy and security program that maintains commercially reasonable measures to protect the privacy, confidentiality and security of all Personal Information against any Security

Breach. Except as set forth in Schedule 4.17(b), since the Look Back Date, neither C&N nor any C&N Subsidiary has experienced any Security Breach and there are no data security or other technological vulnerabilities with respect to C&N’s or the C&N Subsidiaries’ information technology systems or networks.t
4.18Fiduciary Activities. C&N and each C&N Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To C&N’s Knowledge, neither C&N, any C&N Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.
4.19Registration Obligations. Except for the shares of C&N Common Stock to be issued under ARTICLE II of this Agreement, neither C&N nor any C&N Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
4.20Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to C&N, the C&N Subsidiaries, the C&N Common Stock, the C&N Subsidiaries’ Common Equity, and the involvement of C&N and the C&N Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by C&N to Susquehanna pursuant to Section 4.7 contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
4.21Proxy Statement/Prospectus. The information relating to C&N and the C&N Subsidiaries to be contained in the Proxy Statement/Prospectus and Registration Statement or incorporated therein by reference, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.
4.22Reorganization. C&N has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V.PRE-CLOSING COVENANTS OF SUSQUEHANNA

From the date of this Agreement until the Effective Time, Susquehanna covenants and agrees to comply, and shall cause the Susquehanna Subsidiaries to comply, with the following covenants:

5.1Conduct of Business. Except as otherwise expressly permitted in writing or required by the terms of this Agreement or consented to by C&N in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 5.1, Susquehanna and the Susquehanna Subsidiaries shall:
(a)use commercially reasonable efforts to carry on their respective businesses only in the Ordinary Course of Business;
(b)use commercially reasonable efforts to preserve their present business organizations, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Susquehanna or any of the Susquehanna Subsidiaries;
(c)take no action that would reasonably be expected to adversely affect or delay the ability of C&N or Susquehanna to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis;
(d)maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by casualty;
(e)use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Susquehanna or any of the Susquehanna Subsidiaries, including but not limited to, timely submitting for coverage all new claims and circumstances that could reasonably be expected to result in a material claim against Susquehanna or any of the Susquehanna Subsidiaries, and which are coverable under any of Susquehanna’s or any of the Susquehanna Subsidiaries’ policies of insurance, to such insurance carriers and not settle any dispute, claim or litigation involving an amount in excess of $75,000;
(f)keep in full force and effect all insurance policies now carried by Susquehanna or any of the Susquehanna Subsidiaries;
(g)perform in all material respects each of their obligations under all Material Contracts to which Susquehanna or any of the Susquehanna Subsidiaries is a party or by which any of them may be bound or which relate to or affect their properties, assets and business;
(h)maintain their books of account and other records in the Ordinary Course of Business;

(i)comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Susquehanna or any of the Susquehanna Subsidiaries and to the conduct of their businesses;
(j)not amend Susquehanna’s nor any of the Susquehanna Subsidiaries’ Articles of Incorporation or Bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement and/or the Bank Merger;
(k)except as set forth in Schedule 5.1(k), not enter into, commit to, renew, assume, terminate or allow to renew automatically or amend, in any material respect, any Material Contract or obligation for any material liability;
(l)not make any acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed in Schedule 3.14(a) or which do not exceed, in any individual case, $125,000), or subject any of their properties or assets to any material Lien, except for loans permitted under subparagraph (bb) below and investment activity engaged in the Ordinary Course of Business;
(m)except as required by applicable law or a Bank Regulator, not knowingly take or permit to be taken any action which would cause a failure of a condition precedent to Closing included in ARTICLE VIII hereof to be satisfied or constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;
(n)except as permitted by Section 5.9, not declare, set aside or pay any dividend or make any other distribution in respect of Susquehanna Common Stock;
(o)not authorize, purchase, redeem, issue or sell (or grant options or rights to purchase or sell) any shares of Susquehanna Common Stock or any other equity or debt securities of Susquehanna;
(p)except as set forth in Schedule 5.1(p), not (i) increase the rate of compensation of, pay a bonus or severance compensation to, or establish or amend any Susquehanna Benefit Plan, except as required by law, (ii) enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Susquehanna or any of the Susquehanna Subsidiaries, or (iii) hire any new employees on any basis other than “at will”, and except as necessary to fill existing vacancies; provided that Susquehanna and the Susquehanna Subsidiaries may grant reasonable salary increases to their officers, directors and employees in the Ordinary Course of Business, not to exceed $200,000 in the aggregate, and to the extent consistent with past practice, in magnitude and otherwise;
(q)not terminate any employee of Susquehanna or any of its Subsidiaries, other than for cause,;

(r)not enter into any Related Party Transaction except loans in the Ordinary Course of Business and subject to compliance with all applicable provisions of Regulation O of the Federal Reserve Board;
(s)in determining the additions to loan loss reserves and the loan write-offs, write-downs and other adjustments and reserves, write-offs, write-downs and other adjustments with respect to other real estate owned that reasonably should be made by Susquehanna Bank and classifying, valuing and retaining its investment portfolio, during the Current Year and thereafter, Susquehanna and the Susquehanna Subsidiaries shall act in accordance with GAAP in the Ordinary Course of Business and shall advise C&N of any material changes thereto;
(t)file with appropriate federal, state, local and other governmental agencies all Tax Returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;
(u)not make any capital expenditures in excess of $125,000, other than as set forth in Schedule 5.1(u) or as necessary to maintain existing assets in good repair;
(v)not make application for the opening or closing of any, or open or close any, branches or automated banking locations;
(w)not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business;
(x)not to make or change any income Tax election except as may be required to conform to changes in laws or regulations governing Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
(y)knowingly take any action that could reasonably be expected to prevent or impede the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;
(z)other than in the Ordinary Course of Business, not incur, modify, extend or renegotiate any indebtedness for borrowed money (other than indebtedness of Susquehanna or any of its wholly-owned Subsidiaries to Susquehanna or any of its other Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(aa)not enter into any new line of business or, other than in the Ordinary Course of Business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(bb)not engage or participate in any lending activities, including modifications to any loans existing on the date hereof, or purchase any loan or loan participation, in each case other than in the Ordinary Course of Business; provided, however, Susquehanna Bank shall consult with C&N’s chief credit officer or his or her designee with respect to the origination, purchase or extension of all loans with a principal amount in excess of $1,000,000 or any loan participations in excess of $1,000,000;
(cc)with respect to maturing time deposits in the amount of $250,000 or more with maturities of 60 months or longer, not renew such time deposits for terms exceeding 36 months; or
(dd)agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.1.
5.2Commercially Reasonable Efforts. Susquehanna and the Susquehanna Subsidiaries shall cooperate with C&N and the C&N Subsidiaries and shall use their respective commercially reasonable efforts to do or cause to be done all things necessary or appropriate on their part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in ARTICLE VIII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, Susquehanna and the Susquehanna Subsidiaries shall: (i) cooperate with C&N in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement and the Proxy Statement/Prospectus; and (ii) hold a meeting of its shareholders for the purpose of obtaining approval of the Merger and this Agreement with the Proxy Statement/Prospectus containing the recommendation by the Susquehanna Board of Directors to its shareholders that they vote in favor thereof (the “Susquehanna Recommendation”). Susquehanna shall not take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in ARTICLE VIII not being satisfied, or in a violation of any provision of this Agreement.
5.3Transition. Commencing on and following the date hereof, and in all cases subject to applicable law, upon the reasonable request of C&N, Susquehanna shall, and shall cause the Susquehanna Subsidiaries to, cooperate with C&N and its Subsidiaries to facilitate the integration of the Parties and their respective businesses effective as of the Closing Date or such later date as may be determined by C&N. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, and consistent with the performance of their day-to-day operations and the continuous operation of Susquehanna and the Susquehanna Subsidiaries in the Ordinary Course of Business, and subject to any requirements under applicable law,

Susquehanna shall use commercially reasonable efforts to (i) cause the employees and officers of Susquehanna and the Susquehanna Subsidiaries to work cooperatively, in good faith, with C&N to plan for the conversion of the data processing and related electronic informational systems of Susquehanna and each of the Susquehanna Subsidiaries to those used by C&N as soon as practicable following the Effective Date, (ii) cooperate with C&N in making Susquehanna’s and the Susquehanna Subsidiaries’ employees reasonably available for training by C&N at Susquehanna’s and the Susquehanna Subsidiaries’ facilities a reasonable period of time prior to the Effective Time, to the extent that such training is deemed reasonably necessary by C&N to ensure that Susquehanna’s and the Susquehanna Subsidiaries’ facilities will be properly operated in accordance with C&N’s policies after the Merger, (iii) permit representatives of C&N Bank to be onsite at Susquehanna Bank during normal business hours and (iv) allow its employees to provide assistance with the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties and Governmental Entities to close and/or consolidate any C&N Bank or Susquehanna Bank branches or facilities. Notwithstanding anything to the contrary herein, neither Susquehanna nor Susquehanna Bank shall be required to (i) terminate any third-party service provider arrangements prior to the Closing or (ii) take any action that may unreasonably and materially interfere with the business of Susquehanna or Susquehanna Bank or impede or delay the consummation of the Closing; and provided further, that in the event that Susquehanna or Susquehanna Bank takes, at the request of C&N, any action relative to third parties to facilitate the data processing conversion that results in the imposition of any fees or charges, C&N shall indemnify Susquehanna for any such fees and charges, and the costs of reversing the conversion process in the event of a termination of this Agreement by Susquehanna under Section 12.1(b).

5.4Access to Properties and Records. Susquehanna and the Susquehanna Subsidiaries shall give to C&N and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Susquehanna determines based on the advice of legal counsel should be treated as confidential), contracts, documents and records of Susquehanna and the Susquehanna Subsidiaries as C&N may reasonably request; provided, however, that neither Susquehanna nor Susquehanna Bank shall be required to take any action that would provide access to or to disclose information where such access or disclosure would not be protected by the Nondisclosure and Confidentiality Agreement or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement. C&N shall use commercially reasonable efforts to minimize any interference with Susquehanna’s regular business operations during any such access to the property, books and records of Susquehanna or any Susquehanna Subsidiary.
5.5Subsequent Financial Statements. Between the date of this Agreement and the Effective Time, Susquehanna and the Susquehanna Subsidiaries shall promptly prepare and deliver to C&N as soon as practicable, all Additional Financial Statements of Susquehanna. Susquehanna shall be deemed to make the representations and warranties set forth in Sections 3.8, 3.9 and 3.10 to C&N with respect to the Additional Financial Statements of Susquehanna upon delivery thereof.

5.6Update Schedules. Susquehanna will supplement or amend the Susquehanna Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Susquehanna Disclosure Schedule or which is necessary to correct any information in such Susquehanna Disclosure Schedule. No such notification shall, however, be deemed an acceptance by C&N thereof.
5.7Notice. Susquehanna and the Susquehanna Subsidiaries shall promptly notify C&N in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to C&N in order to ensure the accuracy, in all material respects, of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on Susquehanna or materially restrict in any manner the right or ability of Susquehanna to carry on its business as presently conducted.
5.8Acquisition Proposals.
(a)Except as set forth in Section 5.8(b), Susquehanna shall not, and shall cause each Susquehanna Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Susquehanna Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal or an Acquisition Transaction (defined below); (iii) recommend or endorse an Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than C&N) any information or data with respect to Susquehanna or any Susquehanna Subsidiary or otherwise relating to an Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Susquehanna is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Susquehanna or any Susquehanna Representative, whether or not such Susquehanna Representative is so authorized and whether or not such Susquehanna Representative is purporting to act on behalf of Susquehanna or otherwise, shall be deemed to be a breach of this Agreement by Susquehanna. Susquehanna and each Susquehanna Subsidiary shall, and shall cause each of the Susquehanna Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from C&N), whether or not in writing, contemplating, relating to, constituting or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition

Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Susquehanna or any Susquehanna Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Susquehanna or any Susquehanna Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of Susquehanna and each Susquehanna Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Susquehanna or any Susquehanna Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Susquehanna or any Susquehanna Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)Notwithstanding Section 5.8(a), Susquehanna may respond to or engage in discussions or negotiations with, or provide confidential information or data to, any Person making an unsolicited bona fide Acquisition Proposal that did not result from a breach of this Section 5.8, if, but only if: (A) the Susquehanna Shareholders’ Meeting shall not have occurred; (B) Susquehanna shall have complied, in all material respects, with the provisions of this Section 5.8; (C) Susquehanna’s Board of Directors shall have reasonably determined, in good faith, based on the advice of its outside legal counsel, that failure to take such action would be reasonably likely to cause the directors to breach their fiduciary duties to Susquehanna’s shareholders under applicable law (a “Breach of Fiduciary Duties Determination”); (D) Susquehanna’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (E) Susquehanna has provided C&N with notice of such determination within one (1) Business Day thereafter; and (F) prior to furnishing or affording access to any confidential information or data with respect to Susquehanna or any Susquehanna Subsidiary or otherwise relating to an Acquisition Proposal, Susquehanna receives from such Person a confidentiality agreement with terms no less favorable to Susquehanna than those contained in the Nondisclosure and Confidentiality Agreement. Susquehanna shall promptly provide to C&N any non-public information regarding Susquehanna or Susquehanna Subsidiary provided to any other Person as a result of such Acquisition Proposal that was not previously provided to C&N, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Susquehanna Acquisition Transaction on terms that the Susquehanna Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Susquehanna Common Stock or all, or substantially all, of the assets of Susquehanna and any Susquehanna Subsidiary on a consolidated basis and (ii) would result in a transaction that (A) provides for the payment, in the aggregate, of consideration to the holders of the shares of Susquehanna Shares that is more favorable from a financial point of view than the Merger Consideration, (B) is, in light of the other terms of such proposal, including the nature of the consideration being offered, any required regulatory approvals, any required financing and any risks associated with the timing of the proposed transaction, more favorable to Susquehanna’s shareholders than the Merger and the transactions contemplated by this Agreement; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c)Susquehanna shall promptly (and in any event within forty-eight (48) hours) notify C&N in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Susquehanna or any Susquehanna Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer and information request, as well as the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials, including e-mails or other electronic communications). Susquehanna agrees that it shall keep C&N informed, on a current basis, of any modification to the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)Except as set forth in Section 5.8(e), neither the Susquehanna Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to C&N, the Susquehanna Recommendation, or make any statement, filing or release, in connection with the Susquehanna Shareholders’ Meeting or otherwise, inconsistent with the Susquehanna Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Susquehanna Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Susquehanna or any Susquehanna Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.8(b)) or (B) requiring Susquehanna to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)Notwithstanding Section 5.8(d), prior to the date of the Susquehanna Shareholders’ Meeting, the Susquehanna Board of Directors may approve or recommend to the shareholders of Susquehanna a Superior Proposal or withdraw, qualify or modify the Susquehanna Recommendation in connection therewith (a “Subsequent Determination”) after the fifth (5th) Business Day following C&N’s receipt of a notice (the “Notice of Superior Proposal”) from Susquehanna advising C&N that the

Susquehanna Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.8) constitutes a Superior Proposal (it being understood that Susquehanna shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party that Susquehanna proposes to accept and the subsequent notice period shall be two (2) Business Days); provided that a Notice of Superior Proposal may be given if, but only if, (i) the Susquehanna Board of Directors has made a Breach of Fiduciary Duties Determination with respect to the taking of such actions, and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by C&N since its receipt of such Notice of Superior Proposal (provided, however, that C&N shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), Susquehanna’s Board of Directors has again (A) made a Breach of Fiduciary Duties Determination with respect to the taking of such actions and (B) determined that such Susquehanna Acquisition Proposal constitutes a Superior Proposal. Upon satisfaction of the foregoing conditions, Susquehanna shall provide written notice (the “Final Notice of Superior Proposal”) to C&N of its determination to accept the Superior Proposal no later than one (1) Business Day following expiration of such five (5) Business Day period.
(f)Nothing contained in this Section 5.8 or elsewhere in this Agreement shall prohibit Susquehanna from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or complying with Susquehanna’s obligations under Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to Susquehanna’s shareholders is required under applicable law.
5.9Dividends. Between the date of this Agreement and the Effective Date, Susquehanna shall not declare or pay cash dividends on the Susquehanna Common Stock other than a quarterly cash dividend not to exceed $0.24 per share. After the date of this Agreement, each of C&N and Susquehanna shall coordinate with the other the payment of dividends with respect to the C&N Common Stock and Susquehanna Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Susquehanna Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Susquehanna Common Stock or any share of C&N Common Stock that any such holder receives in exchange for such shares of Susquehanna Common Stock in the Merger.
5.10Internal Controls. Between the date of this Agreement and the Effective Date, Susquehanna shall permit C&N senior officers to meet with the Chief Financial Officer of Susquehanna and other officers responsible for the preparation of Susquehanna’s financial statements, the internal controls of Susquehanna and the disclosure controls and procedures of Susquehanna to discuss such matters as C&N may deem reasonably necessary or appropriate for C&N to satisfy its obligations under Sections 302, 404 and 906 of the SOX Act and any rules and regulations relating thereto. C&N shall have continuing access through the Effective Time to both the Susquehanna books and records (subject to the provisions of Section 5.4) and internal audit team for the purpose of ongoing assessment of internal controls and shall cause its outside auditors to provide any documentation regarding Susquehanna’s internal control to C&N and cause its auditors to be available for discussions with C&N’s representatives regarding Susquehanna’s systems of internal controls. Notwithstanding the foregoing, Susquehanna shall not be required to provide access to or to disclose information where such access or disclosure would waive any attorney-client privilege.

5.11Transaction Expenses of Susquehanna.
(a)Susquehanna shall cause its and the Susquehanna Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month in order to allow Susquehanna to advise C&N monthly of all out-of-pocket expenses which Susquehanna and the Susquehanna Subsidiaries have incurred in connection with the transactions contemplated hereby. Except as set forth in Schedule 5.11(a), Susquehanna shall not and shall cause each of the Susquehanna Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.
(b)Susquehanna, in reasonable consultation with C&N and at C&N’s expense, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus. Susquehanna shall establish a “stay bonus pool” in the amount of $400,000 to be used by Susquehanna to provide cash incentives to employees of Susquehanna to remain employed by Susquehanna. The Parties shall mutually agree on the employees to whom a stay-bonus will be offered, as well as the amount and terms of payment of such stay-bonuses.
5.12Termination of Susquehanna Bank 401(k) Plan. Susquehanna shall cause Susquehanna Bank to take all necessary action to terminate the Susquehanna Bank 401(k) Plan effective no later than the day immediately prior to the Effective Time (the “401(k) Termination Date”). The accounts of all employees of Susquehanna and its Subsidiaries who are participants in the Susquehanna Bank 401(k) Plan, or any related beneficiaries shall become fully vested as of the 401(k) Termination Date. As soon as practicable after the 401(k) Termination Date, the account balances in the Susquehanna Bank 401(k) Plan may be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations. Any continuing employee of Susquehanna and its Subsidiaries who elects to participate in C&N Bank’s 401(k) Plan and who remains employed by C&N Bank at the time his or her account balance in the Susquehanna Bank 401(k) Plan is distributed may elect to have such account balance (and, if permitted by C&N Bank’s 401(k) Plan, any related 401(k) loan outstanding under the Susquehanna Bank 401(k) Plan) rolled over into C&N Bank’s 401(k) Plan.

ARTICLE VI.PRE-CLOSING COVENANTS OF C&N

From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this ARTICLE VI, C&N covenants and agrees to comply, and shall cause the C&N Subsidiaries to comply, with the following covenants:

6.1Commercially Reasonable Efforts. C&N and C&N Subsidiaries shall cooperate with Susquehanna and the Susquehanna Subsidiaries and shall use their respective commercially reasonable efforts to do or cause to be done all things necessary or appropriate on its part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in ARTICLE VIII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. For purposes of this Section 6.1, each Party agrees to promptly furnish and review the information and documentation referred to below. In particular, without limiting the generality of the foregoing sentence, C&N agrees to do the following:
(a)Applications for Regulatory Approval. As promptly as reasonably practicable, C&N shall prepare and file, with the cooperation and assistance of (and after review by) Susquehanna and its counsel and accountants, all required applications, notices, waiver requests and all other necessary documentation required to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, Regulatory Agencies and Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Susquehanna and C&N will furnish each other and each other’s counsel with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Susquehanna or C&N to any Regulatory Agency or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such Party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Agency or Governmental Entity. Each Party shall give the other Party and its counsel reasonable opportunity to review and comment on each filing prior to its being filed with a Regulatory Agency or Governmental Entity and shall give the other Party and its counsel reasonable opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Agency or Governmental Entity.
(b)Registration Statement; Proxy Statement/Prospectus.
(i)As promptly as reasonably practicable, C&N shall draft and prepare, and Susquehanna shall cooperate in the preparation of a Registration Statement on Form S-4 to be filed by C&N with the SEC with respect to the issuance of C&N Common Stock in the Merger. The Registration Statement shall contain proxy materials relating to the matters to be submitted to Susquehanna’s shareholders at the Susquehanna Shareholders’ Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of C&N Common Stock to be issued in the Merger. Susquehanna shall provide C&N with any information concerning itself that C&N may reasonably request in connection with the drafting and preparation of the Proxy Statement/Prospectus, and C&N shall notify Susquehanna promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Susquehanna promptly copies of all correspondence between C&N or any of their representatives and the SEC. C&N shall give Susquehanna and its counsel reasonable opportunity to review and comment on the Proxy Statement/Prospectus prior to its being filed with the SEC and shall give Susquehanna and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of C&N and Susquehanna agrees to use commercially reasonable efforts, after consultation with the other Party hereto, to respond promptly to all such comments of and requests by the SEC. C&N shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of C&N and Susquehanna will use their commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Susquehanna shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. C&N will advise Susquehanna, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of C&N Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to C&N or Susquehanna, or any of their respective Affiliates, officers or directors, should be discovered by C&N or Susquehanna which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by C&N with the SEC and disseminated by the Parties to Susquehanna’s shareholders as, and to the extent required, under the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
(ii)C&N shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of C&N or Susquehanna shall furnish all information concerning it and the holders of Susquehanna Common Stock as may be reasonably requested in connection with any such action.
(iii)Prior to the Effective Time, C&N shall take all such action as shall be necessary to permit the additional shares of C&N Common Stock to be issued by C&N in exchange for the shares of Susquehanna Common Stock to be traded on the primary exchange on which C&N Common Stock is listed.
(c)State Securities Laws. C&N, with the cooperation and assistance of Susquehanna and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable Blue Sky laws of any state having jurisdiction over the transactions contemplated by this Agreement.
(d)Tax Treatment. C&N shall take no action which would have the effect of causing the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.
(e)Stock Listing. C&N, with the cooperation and assistance of Susquehanna and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to list the shares of C&N Common Stock to be issued in the Merger on the Market.
(f)Representations and Closing Conditions. C&N shall not take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in ARTICLE VIII not being satisfied, or in a violation of any provision of this Agreement.
(g)Organizational Documents. C&N shall not amend its articles of incorporation or bylaws or similar governing documents of C&N or C&N Bank in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Susquehanna Common Stock or that would materially impede C&N’s ability to consummate the transactions contemplated by this Agreement.
(h)Fundamental Transactions. Prior to the receipt of (i) all necessary permits, consents, waivers, approvals and authorizations of the Regulatory Agencies necessary to consummate the transactions contemplated by this Agreement and (ii) the approval of the transactions contemplated by this Agreement by the shareholders of Susquehanna at the Susquehanna Shareholders’ Meeting, publicly announce or discuss with any Bank Regulator any transaction involving the acquisition of all or any substantial portion of the equity interests, business or assets of any other Person, other than (x) acquisitions of the equity interests or assets of a nonbank entity or (y) acquisitions in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between C&N, or any C&N Subsidiary and any other Person.
6.2Access to Properties and Records. C&N and the C&N Subsidiaries shall give to Susquehanna and to its authorized employees and representatives (including, without limitation, Susquehanna’s counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter C&N determines based on the advice of legal counsel should be treated as confidential), contracts, documents and records of C&N and the C&N Subsidiaries as Susquehanna may reasonably request; provided, however, that neither C&N nor any of the C&N Subsidiaries shall be required to take any action that would provide access to or to disclose information where such access or disclosure would not be protected by the Nondisclosure and Confidentiality Agreement or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement. Susquehanna shall use commercially reasonable efforts to minimize any interference with C&N’s regular business operations during any such access to the property, books and records of C&N or any C&N Subsidiary.

6.3Update Schedules. C&N will supplement or amend the C&N Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such C&N Disclosure Schedule or which is necessary to correct any information in such C&N Disclosure Schedule. No such modifications shall, however, be deemed an acceptance by Susquehanna thereof.
6.4Notice. C&N shall promptly notify Susquehanna in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Susquehanna in order to ensure the accuracy in all material respects of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on C&N or restrict in any material manner the right or ability of C&N to carry on its business as presently conducted.
6.5Advisory Board. All members of the board of directors of Susquehanna in office as of the Effective Time, other than the Susquehanna Nominee, will be offered the opportunity to serve on a regional advisory board established by C&N Bank, subject to such compensation, authorities and policies established by C&N Bank from time to time.

ARTICLE VII.PRE-CLOSING JOINT COVENANTS
7.1Shareholder Litigation.
(a)Each of the Parties hereto shall give the other Party prompt notice in writing of any shareholder litigation against such Party or its directors or officers relating to the transactions contemplated by this Agreement. Each of the Parties hereto shall give the other a reasonable opportunity to review and comment on all filings or responses to be made by such Party in connection with any such litigation and will in good faith take such comments into account.
(b)Susquehanna shall (i) promptly notify C&N of any shareholder litigation brought, or threatened, against Susquehanna and/or members of the Board of Directors of Susquehanna, (ii) keep C&N reasonably informed with respect to the litigation’s status, and (iii) give C&N the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation. Susquehanna shall consult with C&N regarding the selection of counsel to represent Susquehanna in any such shareholder litigation.

Susquehanna shall not agree to settle any such litigation without C&N’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that C&N shall not be obligated to consent to any settlement which does not include a full release of C&N and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon C&N or any of its Affiliates.
7.2Change of Method. C&N may at any time prior to the Effective Date, change the method or structure of effecting the combination of Susquehanna and C&N (including the provisions of ARTICLE I), and, if and to the extent requested by C&N, Susquehanna shall agree to enter into such amendments to this Agreement as C&N may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Susquehanna’s shareholders, or (c) reasonably be expected to materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with this Agreement.
7.3Takeover Restrictions. None of C&N, Susquehanna or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
7.4Coordination. Each Party to this Agreement shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger or Bank Merger, the proper officers and directors of each Party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by C&N. On or prior to the Closing Date, Susquehanna and Susquehanna Bank shall pay or accrue in accordance with GAAP all costs incurred by them in connection with the transactions contemplated hereby including, but not limited to, (i) fees and expenses of attorneys, financial advisors, accountants, consultants, and other professional advisors and (ii) any termination fees paid, incurred or to be paid as a result of termination of any contract in connection with the Closing. Notwithstanding any other provision contained in this Agreement, neither C&N nor C&N Bank shall under any circumstance be permitted to exercise control of Susquehanna or any of the Susquehanna Subsidiaries prior to the Effective Time.

ARTICLE VIII.CONDITIONS PRECEDENT
8.1Common Conditions. The obligations of the Parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 12.4 herein:
(a)Shareholder Approval: This Agreement shall have been duly authorized, approved and adopted by the shareholders of Susquehanna in accordance with Applicable Corporate Law and the Articles of Incorporation and By-Laws of Susquehanna.
(b)Regulatory Approvals: The requisite authorization, consent, waiver or approval of each Bank Regulator shall have been obtained and remain in full force and effect and all applicable waiting and notice periods shall have expired, and provided that such approval contains no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by C&N of a portion of the business or any Subsidiary of C&N or (B) any divestiture by Susquehanna or the Susquehanna Subsidiaries of a portion of their businesses, in either case, which C&N in its good faith judgment believes will have a materially adverse impact on the business of C&N and the C&N Subsidiaries or Susquehanna and the Susquehanna Subsidiaries, as the case may be, or (ii) impose any condition (excluding standard conditions that are normally imposed by regulatory authorities in bank merger transactions) upon C&N or Susquehanna Bank, or their other Subsidiaries, which in C&N’s good faith judgment (x) would be materially burdensome to C&N and the C&N Subsidiaries, (y) would materially increase the costs incurred or that will be incurred by C&N as a result of consummating the Merger or (z) would prevent C&N from obtaining any material benefit contemplated by it to be attained as a result of the Merger.
(c)Registration Statement: The Registration Statement, including any amendments thereto, shall have been declared effective by the SEC and no stop order or other proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement.
(d)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Bank Merger.
(e)Stock Listing. The shares of C&N Common Stock to be issued in the Merger shall have been authorized for listing on the Market.
8.2Conditions Precedent to Obligations of C&N. The obligations of C&N to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by C&N in accordance with the provisions of Section 12.4 herein:

(a)Accuracy of Representations and Warranties: The representations and warranties of Susquehanna set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, the representations and warranties set forth in the second sentence in each of Section 3.4(a) and Section 3.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.
(b)Covenants Performed: Susquehanna shall have performed or complied with, in all material respects, each of the covenants required by this Agreement to be performed or complied with by it.
(c)No Material Adverse Effect: From the date hereof through the Closing Date, there shall not have occurred, any change that individually or in the aggregate has had a Material Adverse Effect with respect to Susquehanna or any Susquehanna Subsidiary, on a consolidated basis.
(d)Federal Tax Opinion. C&N shall have received the opinion of Barley Snyder LLP, in form and substance reasonably satisfactory to C&N, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of C&N and Susquehanna, reasonably satisfactory in form and substance to such counsel.
(e)Closing Documents: On or before the Effective Time, Susquehanna shall have delivered to C&N: (i) a certificate signed by Susquehanna’s President and Chief Executive Officer and by its Senior Vice President and Chief Financial Officer (or other officers reasonably acceptable to C&N) verifying that the conditions in Sections 8.2(a), (b) and (c) have been satisfied; (ii) a certificate (from appropriate officers of Susquehanna or Susquehanna’s transfer agent) as to the issued and outstanding shares of Susquehanna Common Stock, and any outstanding obligations, options or rights of any kind entitling Persons to purchase or sell any shares of Susquehanna Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares, and (iii) such other certificates and documents as C&N and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the “Susquehanna Closing Documents”).
(f)Dissenters’ Rights. Holders of no more than five percent (5%) of the outstanding Susquehanna stock shall have exercised dissenters’ rights.

8.3Conditions Precedent to the Obligations of Susquehanna. The obligation of Susquehanna to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Susquehanna in accordance with the provisions of Section 12.4 herein:
(a)Accuracy of Representations and Warranties: The representations and warranties of C&N set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, the representations and warranties set forth in the second sentence in each of Section 4.4(a) and Section 4.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.
(b)Covenants Performed: C&N shall have performed or complied with, in all material respects, each of the covenants required by this Agreement to be performed or complied with by C&N.
(c)No Material Adverse Effect: From the date hereof through the Closing Date, there shall not have occurred, any change that individually or in the aggregate has had a Material Adverse Effect with respect to C&N or C&N Bank.
(d)Federal Tax Opinion. Susquehanna shall have received the opinion of Barley Snyder, in form and substance reasonably satisfactory to Susquehanna, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Susquehanna and C&N, reasonably satisfactory in form and substance to such counsel.
(e)Payment of Merger Consideration. C&N shall have delivered the Merger Consideration to the Exchange Agent no later than one (1) Business Day prior to the Closing Date and the Exchange Agent shall provide Susquehanna with a certificate evidencing such delivery.
(f)Closing Documents: C&N shall have delivered to Susquehanna: (i) a certificate signed by C&N’s Chief Executive Officer and its Executive Vice President and Chief Financial Officer (or other officer reasonably acceptable to Susquehanna) verifying that the conditions in Sections 8.3(a), (b), and (c) have been satisfied; and (ii) such other certificates and documents as Susquehanna and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “C&N Closing Documents”).

ARTICLE IX.CLOSING AND EFFECTIVE TIME
9.1Closing. Provided that all conditions precedent set forth in ARTICLE VIII of this Agreement shall have been satisfied or shall have been waived in writing in accordance with Section 12.4 of this Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), the Parties shall hold a closing (the “Closing”) by electronic (PDF) or overnight courier exchange of executed documents or at the Regional Conference Room of C&N at 130 Court Street, Williamsport, Pennsylvania, no later than thirty (30) days after the receipt of all required regulatory and shareholder approvals and after the expiration of all applicable waiting periods on a specific date (the “Closing Date”) to be set by C&N, at which time the Parties shall deliver the Susquehanna Closing Documents, the C&N Closing Documents, and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.
9.2Effective Time. Immediately following the Closing, C&N and Susquehanna will cause a Statement of Merger (the “Statement of Merger”) to be delivered and properly filed with the Filing Office. The Merger shall become effective at 11:58 p.m. (or such other time as the Parties may agree) on the day on which the Closing occurs and the Statement of Merger is filed with the Filing Office or such later date and time as may be specified in the Statement of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.

ARTICLE X.NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES
10.1No Survival. The representations and warranties of Susquehanna and of C&N set forth in this Agreement shall expire and be terminated as of the Effective Time by consummation of the Merger, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the Parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the Parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the Parties shall have any liability to the other on account of any breach of such agreements.

ARTICLE XI.POST-CLOSING COVENANTS
11.1Employment Arrangements.
(a)During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date (the “Transitional Period”), C&N or its Affiliates shall provide each continuing employee of Susquehanna and its Subsidiaries with compensation and employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of C&N and its Subsidiaries; provided that C&N or its Affiliates may satisfy such obligation for the Transitional Period by providing compensation and employee benefits that are substantially comparable in the aggregate to those provided by Susquehanna or its Subsidiaries immediately prior to the Effective Time. C&N shall, or shall cause its Subsidiaries to, during the Transitional Period, (A) provide severance payments and benefits (which may include continuation of health coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA)) to each continuing employee of Susquehanna and its Subsidiaries that are no less favorable than the severance payments and benefits as set forth in Section 11.1(d); and (B) provide the other benefits as set forth in Section 11.1(b). If an employee entitled to receive severance payments or benefits under Section 11.1(d) would also be entitled to receive severance payments or benefits under Section 11.1(c), such employee shall solely be entitled to receive severance payments and benefits under Section 11.1(c) and shall not be entitled to receive any severance payments or benefits under Section 11.1(d).
(b)With respect to any Benefit Plans of C&N or its Subsidiaries in which any employees of Susquehanna or its Subsidiaries become eligible to participate on or after the Effective Time (the “C&N Plans”), C&N or its Affiliates, as applicable, shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any C&N Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Susquehanna Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or co-insurance and deductibles paid during the same plan year under a Susquehanna Benefit Plan (to the same extent that such credit was given under the analogous Susquehanna Benefit Plan during the applicable plan year) in satisfying any applicable deductible, co-payment, co-insurance or maximum out-of-pocket requirements under any C&N Plans, and (iii) recognize all service of such employees with Susquehanna and its Subsidiaries for all purposes in any C&N Plan to the same extent that such service was taken into account under the analogous Susquehanna Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit Pension Plan or Benefit Plan that provides retiree welfare benefits, or (C) to any Benefit Plan that is a frozen plan or provides grandfathered benefits.
(c)C&N agrees to honor, or cause C&N Bank to honor, each of the employment and severance agreements identified in Schedule 3.23(b), provided that if any of the individuals who are a party to any of such agreements will not be retained as an employee of C&N or C&N Bank following the Effective Time, then Susquehanna or Susquehanna Bank may provide to such individual(s) as of the Effective Time the lump sum cash payments required by such agreements upon a termination of employment in connection with or following a change in control, with the continuation of insurance coverages to be provided by C&N or C&N Bank in accordance with the terms of such agreements. C&N acknowledges and agrees that the Merger will constitute a “change in control” of Susquehanna for all purposes with respect to such agreements. For the avoidance of doubt, the payments provided for by this subsection (c) shall be in lieu of any other severance payments so as to avoid any duplication of benefits.

(d)C&N agrees to provide severance pay, as set forth below, to any current employee of Susquehanna or any Susquehanna Subsidiary (excluding any employee of Susquehanna or a Susquehanna Subsidiary who is a party to an employment agreement, change-in-control agreement or any other agreement that provides for severance payments) that is in good standing with Susquehanna at the Effective Time and whose employment is terminated by C&N within one year after the Effective Time or the employee is not offered or retained in comparable employment, excluding any employee who has accepted an offer from C&N of noncomparable employment and also excluding any employee whose employment is terminated for “cause” (as defined below). The severance pay to be provided by C&N under this provision shall equal two weeks of “base pay” (as defined below and based on a 52 week year) for each full year of service (including service with Susquehanna and C&N and any subsidiary of each), with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks of base pay. For purposes of this provision, the term “base pay” means (A) with respect to a salaried employee, the employee’s annual base salary before any pre-tax deductions, and (B) with respect to an hourly employee, the employee’s total scheduled hours (prorated, as appropriate) before any pre-tax deductions for the twelve (12) full calendar months preceding the month in which the Effective Time occurs, including base salary and overtime pay. Also, for purposes of this provision, the term “cause” means termination because of material neglect of or material refusal to perform, other than as a result of sickness, accident or similar cause beyond an employee’s reasonable control, any duty or responsibility as an employee of Susquehanna or C&N; dishonesty with respect to Susquehanna or C&N or the commission of any crime (other than minor traffic violations); or any material misconduct or material neglect of duties by the employee in connection with the business or affairs of Susquehanna or C&N. The foregoing definition of “cause” is in no way intended to limit or qualify the right of Susquehanna or C&N to terminate any person’s employment for any reason. Employees receiving severance payments will be required to execute appropriate release of claims documents.
(e)Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Susquehanna or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, Susquehanna, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Susquehanna, C&N or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Susquehanna or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Susquehanna Benefit Plan, C&N Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of C&N or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Susquehanna Benefit Plan, C&N Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.
(f)Except as provided by Sections 11.2(d) and 13.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director or consultant of Susquehanna or any of

Susquehanna Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including under this Section 11.1.
(g)Contemporaneously with the execution of this Agreement, C&N and C&N Bank and each of David S. Runk and Jeffrey G. Hollenbach, shall enter into an employment agreement, the respective forms of which are attached hereto as Schedule 11.1(g), to be effective as of the Effective Time.
11.2Insurance; Indemnification.
(a)For a period of six (6) years after the Effective Date, C&N shall (and Susquehanna Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to Susquehanna’s existing directors and officers liability insurance policy in such amount and with terms and conditions no less favorable than the director and officer liability policy of Susquehanna as of the date of this Agreement, except that C&N shall not be required to pay an aggregate premium for such policy in excess of 200% of the current annual premium for Susquehanna’s existing directors and officers liability insurance policy; provided, however, if C&N is unable to obtain and maintain such policy as a result of such limitations, it shall obtain as much comparable insurance as is available at such time for the maximum amount that it is obligated to spend. C&N may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering Persons who are covered by such insurance immediately prior to the Effective Date.
(b)For a period of six (6) years from and after the Effective Date, C&N shall indemnify, defend and hold harmless each individual who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director of Susquehanna or a Susquehanna Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of C&N, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such individual is or was a director, officer or employee of Susquehanna or a Susquehanna Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the “Indemnified Liabilities”) to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or Bylaws of Susquehanna or a Susquehanna Subsidiary as in effect as of the date hereof (and C&N shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law (including the SOX Act) and Susquehanna’s and the relevant

Susquehanna Subsidiaries’ Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim, shall notify C&N (but the failure to so notify C&N shall not relieve C&N from any liability which C&N may have under this Section except to the extent C&N is materially prejudiced thereby). In the defense of any Claim covered by this Section, C&N shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this Section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of C&N and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). Nothing contained in this Section 11.2 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer or employee of Susquehanna or any Susquehanna Subsidiary may have under applicable law or regulation or Susquehanna’s Articles of Incorporation, Bylaws or the equivalent documents of any Susquehanna Subsidiary, as applicable, in each case as in effect on the date hereof. C&N agrees to honor such provisions and documents in accordance with their terms.
(c)If C&N or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if C&N (or any successors or assigns) shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of C&N shall assume the obligations set forth in this Section 11.2.
(d)The provisions of this Section 11.2 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.
(e)Any indemnification payments made pursuant to this Section are subject to and conditioned upon their compliance, to the extent applicable, with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

ARTICLE XII.TERMINATION, AMENDMENT AND WAIVER
12.1Termination.

This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Merger by the shareholders of Susquehanna:

(a)At any time by the mutual written agreement of C&N and Susquehanna;

(b)By either C&N or Susquehanna (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) if there shall have been a material breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Susquehanna, in the case of a termination by C&N, or C&N, in the case of a termination by Susquehanna, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2 in the case of a termination by C&N, or Section 8.3, in the case of termination by Susquehanna, and which is not cured within thirty (30) days following written notice to Susquehanna, in the case of a termination by C&N, or C&N, in the case of a termination by Susquehanna, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or
(c)By either of the Parties hereto if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by C&N and Susquehanna; provided, that no Party may terminate this Agreement pursuant to this Section 12.1(c) if the failure of the Closing to have occurred on or before said date was due to such Party’s breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(d)By either of the Parties hereto if the shareholders of Susquehanna fail to approve the transactions contemplated by this Agreement at the Susquehanna Shareholders’ Meeting called for that purpose; provided, however, that no termination right shall exist for Susquehanna hereunder if, prior to such shareholder vote, the Board of Directors of Susquehanna shall have withdrawn, modified or changed the Susquehanna Recommendation in a manner adverse to C&N or made any statement, filing or release, in connection with the Susquehanna Shareholders’ Meeting or otherwise, inconsistent with the Susquehanna Recommendation;
(e)By either of the Parties hereto if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become non-appealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;
(f)By the Board of Directors of C&N (i) if Susquehanna has received a Superior Proposal and (ii) in accordance with Section 5.8 of this Agreement, the Board of Directors of Susquehanna (A) enters into a letter of intent, an acquisition agreement, or agreement in principal with respect to the Superior Proposal, (B) fails to make the Susquehanna Recommendation or modifies or qualifies the Susquehanna Recommendation in a manner adverse to C&N or makes any statement, filing or release, in connection with the Susquehanna Shareholders’ Meeting or otherwise, inconsistent with the Susquehanna Recommendation, or (C) delivers a Final Notice of Superior Proposal;
(g)By the Board of Directors of Susquehanna if Susquehanna has received a Susquehanna Superior Proposal and, in accordance with Section 5.8, the Board of Directors of Susquehanna has delivered a Final Notice of Superior Proposal; or
(h)By Susquehanna at any time during the three-day period following the Determination Date (as defined below) (the “Notice Period”), if both of the following conditions (A) and (B) exist:
A)the number obtained by dividing the Closing Price by the Starting Price (such number being referred to herein as the “C&N Ratio”) shall be less than 0.80; and
B)(i) the C&N Ratio shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the “Index Ratio”).

If Susquehanna elects to exercise its termination right pursuant to this Section 12.1(h), it shall give prompt (but in any case on or before the end of business on the last day in the Notice Period) written notice to C&N; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five (5) Business Days after receipt of such notice, C&N shall have the option of increasing the Conversion Ratio in a manner such, and to the extent required, that the condition set forth in either clause (A) or (B) above shall be deemed not to exist.

If C&N makes this election, within such period, it shall give prompt written notice to Susquehanna of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 12.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to “Conversion Ratio” shall thereafter be deemed to refer to the Conversion Ratio after giving effect to any adjustment made pursuant to this Section 12.1(h).

For purposes of this Section 12.1(h), the following terms shall have the meanings indicated:

“Closing Price” means the average closing price of C&N Common Stock as reported on the NASDAQ Capital Market, calculated to two (2) decimal places, for the ten (10) trading days immediately preceding the date which is five (5) business days before the Effective Time.

“Determination Date” shall mean the fifth (5th) trading day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Capital Market, the trading day immediately preceding such calendar day.

“Index Price” on a given date means the closing price of the KBW NASDAQ Regional Banking Index.

“Starting Date” means the trading day on the NASDAQ Stock Market immediately preceding the day on which the Parties publicly announce the signing of this Agreement.

“Starting Price” means $19.48.

If C&N declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of C&N shall be appropriately adjusted for the purposes of applying this Section 12.1(h).

12.2Effect of Termination.
(a)Effect. In the event of a permitted termination of this Agreement under Section 12.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that this Section 12.2(a) and Sections 12.2(b), 12.2(c), 13.1 and 13.3 shall survive such termination.
(b)Liability. If this Agreement is terminated, expenses and damages of the Parties hereto shall be determined as follows:
(i)Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.
(ii)In the event of a termination of this Agreement because of fraud or a Willful Breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching Party shall remain liable for any and all actual and direct damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching Party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. “Willful Breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(iii)In the event this Agreement is terminated by C&N pursuant to Section 12.1(d) and: (A) prior to such termination, any Person shall have publicly proposed or announced a Susquehanna Acquisition Transaction; and (B) within twelve (12) months after such termination, Susquehanna enters into an agreement with respect to a Susquehanna Acquisition Transaction or completes a Susquehanna Acquisition Transaction, then Susquehanna shall make a cash payment in the amount of $1,771,162 (the “Termination Fee”) to C&N within ten (10) Business Days after written demand by C&N after closing of a Susquehanna Acquisition Transaction. Such payment shall be made by wire transfer of immediately available funds to an account designated by C&N.
(iv)In the event that C&N terminates this Agreement in accordance with Section 12.1(f) or Susquehanna terminates this Agreement in accordance with Section 12.1(g), Susquehanna shall pay to C&N the Termination Fee within ten (10) Business Days after notice of such termination is given. Such payments shall be made by wire transfer of immediately available funds to an account designated by C&N.
(v)Each of C&N and Susquehanna acknowledges that the agreements contained in this Section 12.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if C&N or Susquehanna, as the case may be, fails promptly to pay the amount due pursuant to this Section 12.2, and, in order to obtain such payment, the other Party commences a suit which results in a judgment against the non-paying Party for the Termination Fee or any portion thereof, such non-paying Party shall pay the costs and expenses of the other Party (including reasonable attorneys’ fees and expenses) in connection with such suit. The right to receive the Termination Fee will constitute the sole and exclusive remedy of C&N against Susquehanna and the Susquehanna Subsidiaries and their respective directors and officers with respect to a termination covered by clause (iii) or (iv), above and shall constitute liquidated damages and not a penalty. In addition, if C&N or Susquehanna, as the case may be, fails to pay the amounts payable pursuant to this Section 12.2, then such Party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.
(c)Confidentiality. In the event of a termination of this Agreement, neither C&N nor Susquehanna nor Susquehanna Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other Party or Parties, except as may be necessary in order to establish the liability of the other Party or Parties for Willful Breach as contemplated under Section 12.2(b) herein.
12.3Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Susquehanna), but only by a written instrument duly authorized, executed and delivered by C&N and by Susquehanna; provided, however, that any amendment to the Merger Consideration to be received by the shareholders of Susquehanna in exchange for their shares of Susquehanna Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Susquehanna in accordance with applicable provisions of the Applicable Corporate Law.

12.4Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the Party or Parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Susquehanna) by a written instrument duly authorized, executed and delivered by such Party or Parties.
ARTICLE XIII.GENERAL PROVISIONS
13.1Expenses. Except as expressly provided in this Agreement to the contrary, each Party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein.
13.2Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in 12 C.F.R. § 261.2(c), “non-public OCC information” as identified in 12 C.F.R. § 4.32(b) and information subject to 12 C.F.R. Part 309) of a Regulatory Agency or Governmental Entity by any Party to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
13.3Public Communications. C&N and Susquehanna agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual written approval (which approval shall not be unreasonably withheld, conditioned or delayed) by C&N and Susquehanna, unless counsel has advised any such Party that such release or other public communication must immediately be issued, and the issuing Party has not been able, despite its good faith efforts, to obtain such approval.
13.4Notices. All notices, claims, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, by e-mail transmission (with confirmation), or mailed by registered or certified mail, return receipt requested, as follows:
(a)If to C&N, to:

J. Bradley Scovill, president & CEO

Citizens & Northern Corporation

10 Nichols Street

Wellsboro, PA 16901

BradleyS@cnbankpa.com

With a copy (which shall not constitute notice) to:

Kimberley J. Decker, Esq.

Barley Snyder

126 East King Street

Lancaster, PA 17602

kdecker@barley.com

(b)If to Susquehanna, to:

Mr. David Runk

Susquehanna Community Financial, Inc.

940 High Street

West Milton Pennsylvania

Dsrunk@scb.bank

With a copy (which shall not constitute notice) to:

Kenneth J. Rollins, Esq.

Pillar + Aught

4201 E. Park Circle

Harrisburg, PA 17111

krollins@pillaraught.com

13.5Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.
13.6Governing Law; Jurisdiction; Waiver of Jury Trials.
(a)This Agreement shall be deemed to have been made in and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that the Applicable Corporate Law or federal law specifically applies to the Merger and the transactions contemplated thereby.
(b)Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Common Pleas of Tioga County, Pennsylvania and any state appellate court therefrom within the Commonwealth of Pennsylvania or, if the Court of Common Pleas of Tioga County, Pennsylvania declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 13.4.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.6.
13.7Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and legal representatives; provided, however, that neither Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party (which consent may be withheld in such other Party’s sole and absolute discretion). Other than the right to receive the consideration payable as a result of the Merger pursuant to ARTICLE II hereof, the provisions of Section 11.2 with respect to the directors, officers and employees of Susquehanna and the Susquehanna Subsidiaries and except as otherwise expressly provided herein, this Agreement is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
13.8Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change.

13.9Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), sets forth the entire understanding and agreement of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof. For the avoidance of doubt, the Parties agree that the Nondisclosure and Confidentiality Agreement remains in full force and effect and is not superseded by this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

CITIZENS & NORTHERN CORPORATION

By: /s/ J. Bradley Scovill

Attest: /s/ Elizabeth Pivirotto

SUSQUEHANNA COMMUNITY FINANCIAL, INC.

By: /s/ David S. Runk

Attest: /s/ Karla S Landin

APPENDIX I

DEFINED TERMS

Definitions of the following capitalized terms used in this Agreement are set forth below or in the indicated sections:

“Acquisition Proposal” has the meaning given to it in Section 5.8(a)

“Acquisition Transaction” has the meaning given to it in Section 5.8(a)

“Additional Financial Statements” means any internal monthly and quarterly financial reports, all quarterly or annual reports to shareholders and all regulatory reports to regulatory authorities normally prepared by the Party in question or by its banking Subsidiary subject to any restrictions on dissemination thereof imposed by applicable Bank Regulators.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning given to it in the Introduction.

“Applicable Corporate Law” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“Bank Merger” has the meaning given to it in the Background.

“Bank Merger Agreement” has the meaning given to it in the Background.

“Bank Merger Effective Time” has the meaning given to it in Section 1.1(b).

“Bank Regulators” means Federal Reserve Board, the FDIC, the OCC and the Pennsylvania Department.

“Bankruptcy and Equity Exceptions” has the meaning given to it in Section 3.2(b)

“Benefit Plan” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which the referenced Party or any Subsidiary or any trade or business of the referenced Party or any of its Subsidiaries, whether or not incorporated, all of which together with the referenced Party would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an

“ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the referenced Party or any of its Subsidiaries or the referenced Party’s ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the referenced Party or any of its Subsidiaries or any referenced Party ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

“BHC Act” has the meaning given to it in the Background.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Pennsylvania are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Canceled Shares” has the meaning given to it in Section 2.1(a)(iv).

“Chosen Courts” has the meaning given to it in Section 13.6(b).

“Claim” has the meaning given to it in Section 11.2(b).

“Closing” has the meaning given to it in Section 9.1

“Closing Price” has the meaning given to it in Section 12.1(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Conversion Ratio” has the meaning given to it in Section 2.1(b), subject to modification by Section 12.1(h).

“Current Year” means the current fiscal year of a Party.

“C&N” has the meaning given to it in the heading of this Agreement.

“C&N Balance Sheet” has the meaning given to it in Section 4.9.

“C&N Closing Documents” has the meaning given to it in Section 8.3(f).

“C&N Common Stock” has the meaning given to it in the Background.

“C&N Disclosure Schedule” has the meaning given to it in Article IV.

“C&N Incentive Equity” means equity-based awards under a C&N Stock Plan.

“C&N Plans” has the meaning given to it in Section 11.1(b)

“C&N Ratio” has the meaning given to it in Section 12.1(h).

“C&N SEC Reports” has the meaning given to it in Section 4.6

“C&N Stock Consideration” has the meaning given to it in Section 2.1(b).

“C&N Stock Plan” has the meaning given to it in Section 4.4(c)

“C&N Subsidiaries” shall have the meaning given to it in Section 4.3.

“C&N Subsidiaries Common Equity” has the meaning given to it in Section 4.4(d)

“Determination Date” has the meaning given to it in Section 12.1(h)

“Effective Date” has the meaning given to it in Section 9.2 .

“Effective Time” has the meaning given to it in Section 9.2.

“Employment Agreements” has the meaning given to it in Section 3.23.

“Employment Obligation” means any employment contract, change of control agreement or policy, severance agreement or policy, deferred compensation agreement, consulting agreement or similar obligation, in each case including any amendments thereto.

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any hazardous substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Equiniti Trust Company.

“FDI Act” has the meaning given to it in Section 3.1(b)

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Filing Office” shall mean the Pennsylvania Department of State.

“Final Notice of Superior Proposal” has the meaning given to it in Section 5.8(e)

“FINRA” means the Financial Industry Regulatory Authority.

“C&N Bank” has the meaning given to it in the Background.

“GAAP” means United States Generally Accepted Accounting Principles.

“Governmental Entity” has the meaning given to it in Section 3.5.

“Indemnified Liabilities” has the meaning given to it in Section 11.2(b)

“Indemnified Parties” has the meaning given to it in Section 11.2(b)

“Index Price” has the meaning given to it in Section 12.1(h)

“Index Ratio” has the meaning given to it in Section 12.1(h)

“Injunction” has the meaning given to it in Section 8.1(d)

“Insiders” has the meaning given to it in Section 2.6.

“Intellectual Property” has the meaning given to it in Section 3.19.

“IRS” has the meaning given to it in Section 3.12.

“Knowledge” means, with respect to C&N, the actual knowledge of the individuals set forth on Appendix II. With respect to Susquehanna, “Knowledge” means the actual knowledge of the individuals set forth on Appendix II.

“Letter of Transmittal” has the meaning given to it in Section 2.1(e)

“Liens” has the meaning given to it in Section 3.4(c).

“Loans” has the meaning given to it in Section 3.25(a)

“Look Back Date” means December 31, 2024.

“Market” shall mean the NASDAQ Stock Market.

“Material Adverse Effect” means, with respect to Susquehanna, C&N or the Surviving Corporation, as the case may be, an event or circumstance that (i) has a material adverse impact on the business, properties, assets, liabilities, results of operations, financial condition or prospects of such Party and its Subsidiaries taken as a whole, provided however that “Material

Adverse Effect” shall not be deemed to include the impact of the following: (A) changes, after the date hereof, in U.S. GAAP or applicable regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (including Pandemic Measures); (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, disaster, or emergency or any escalation thereof) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such Party or its Subsidiaries, or other changes, events or developments, after the date hereof, that affect bank or savings associations or their holding companies generally (including any such changes arising out of a Pandemic or any Pandemic Measures), changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, outbreak of any disease or other public health event (including the Pandemic); (D) the failure, in and of itself, of such Party to meet earnings projections or internal financial forecasts or any decrease in the market price of a Party’s common stock, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (F) any legal action asserted or other actions initiated by any holder of shares of Susquehanna Common Stock or the holder of shares of C&N Common Stock arising out of or related to this Agreement, (G) actions or omissions taken pursuant to the written consent or request of C&N, in the case of Susquehanna, or Susquehanna, in the case of C&N, or (H) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the Parties and their respective Subsidiaries, including reasonable expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations, financial condition or prospects of such Party and its Subsidiaries as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (ii) does or would reasonably be expected to materially impair the ability of either Susquehanna, on the one hand, or C&N on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the timely consummation of the transactions contemplated by this Agreement.

“Material Contract” means any of the following agreements of Susquehanna or any Susquehanna Subsidiary:

(1) any contract for outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness in excess of $75,000 or by which Susquehanna or any Susquehanna Subsidiary is bound;

(2) any contract containing covenants that limit in any respect the ability of Susquehanna or any Susquehanna Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, Susquehanna or any Susquehanna Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of Susquehanna or any Susquehanna Subsidiary;

(3) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing obligations or contains continuing indemnity obligations of Susquehanna or any Susquehanna Subsidiary;

(4) any real property lease and any other lease with annual rental payments aggregating $75,000 or more;

(5) other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $200,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(6) any contract or arrangement under which Susquehanna or any Susquehanna Subsidiary is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrink wrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for Susquehanna or any Susquehanna Subsidiary or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by Susquehanna or any Susquehanna Subsidiary);

(7) any contract that by its terms limits the payment of dividends or other distributions by Susquehanna or any Susquehanna Subsidiary;

(8) any standstill or similar agreement pursuant to which any Party has agreed not to acquire assets or securities of another Person;

(9) any contract that would reasonably be expected to prevent, delay, or impede Susquehanna’s or any Susquehanna Subsidiary’s ability to consummate the transactions contemplated by this Agreement;

(10) any contract providing for indemnification by Susquehanna or any Susquehanna Subsidiary of any person, except for immaterial contracts entered into in the Ordinary Course of Business;

(11) any contract that contains a put, call, or similar right pursuant to which Susquehanna or any Susquehanna Subsidiary could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $200,000;

(12) any contract relating to (a) interest rate swaps or other derivative products or (b) wholesale funding, including federal funds, foreign deposits and brokered deposits; and

(13) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K; and

(14) any contract of Susquehanna or a Susquehanna Subsidiary that was, or was required to be, filed as an exhibit pursuant to Item 601(b)(10) of Regulation S-K (or would have been required if Susquehanna or a Susquehanna Subsidiary was subject to compliance with the Exchange Act of 1934).

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” has the meaning given to it in the Background.

“Merger Consideration” has the meaning given to it in Section 2.1(a)(i).

“Multiple Employer Plan” has the meaning given to it in Section 3.24(f).

“NASDAQ” shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.

“Nondisclosure and Confidentiality Agreement” means that certain Nondisclosure and Confidentiality Agreement between the Parties, dated December 12, 2024.

“Notice of Superior Proposal” has the meaning given to it in Section 5.8(e)

“Notice Period” has the meaning given to it in Section 12.1(h)

“OCC” means the Office of the Comptroller of Currency.

“Ordinary Course of Business” means the ordinary course of operations of a Person, consistent with its customary business practices.

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Participation Facility” has the meaning given to it in Section 3.17(d).

“Parties” and “Party” means C&N and/or Susquehanna, as applicable in the context.

“PBGC” has the meaning given to it in Section 3.24(e).

“Pennsylvania Department” means the Pennsylvania Department of Banking and Securities.

“Pension Plan” means each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union, Governmental Entity or other entity.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by a Party in its business including information regarding the customers, suppliers, employees and agents of such business, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“Prior Year” means the prior fiscal year of a Party.

“Privacy Laws” means all applicable federal, state, municipal or other legal requirements governing the collection, use, disclosure and retention of Personal Information.

“Susquehanna” has the meaning given to it in the Introduction.

“Susquehanna Balance Sheet” has the meaning given to it in Section 3.9.

“Susquehanna Bank” has the meaning given to it in the Background.

“Susquehanna Benefit Plans” has the meaning given to it in Section 3.24(a).

“Susquehanna Closing Documents” has the meaning given to it in Section 8.2(e).

“Susquehanna Common Stock” has the meaning given to it in the Background.

“Susquehanna Disclosure Schedule” has the meaning given to it in ARTICLE III.

“Susquehanna ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Susquehanna or any Susquehanna Subsidiary would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Susquehanna PEO Plans” has the meaning given to it in Section 3.24(a).

“Susquehanna Qualified Plans” has the meaning given to it in Section 3.24(d).

“Susquehanna Recommendation” has the meaning given to it in Section 5.2.

“Susquehanna Representatives” has the meaning given to it in Section 5.8(a)

“Susquehanna Share” and “Susquehanna Shares” have the meaning given to them in Section2.1(a)(i).

“Susquehanna Shareholders’ Meeting” means the meeting of Susquehanna for purposes of obtaining the approval of its shareholders as required by this Agreement, and any adjournment or postponement thereof.

“Susquehanna Subsidiaries” shall have the meaning given to it in Section 3.4(c).

“Susquehanna Subsidiaries Common Equity” has the meaning given to it in Section 3.4(c)

“Proxy Statement/Prospectus” has the meaning given to it in Section 3.5.

“Registration Statement” has the meaning given to it in Section 3.15.

“Regulatory Agency” and “Regulatory Agencies” have the meaning given to them in Section 3.15.

“Regulatory Agreement” has the meaning given to it in Section 3.15.

“Related Party Transaction” has the meaning given to it in Section 3.27.

“Requisite Shareholder Vote” has the meaning give to it in Section 3.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning given to it in Section 2.2(c).

“Security Breach” has the meaning given to it in Section 3.18(b).

“

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Starting Date” has the meaning given to it in Section 12.1(h)

“Starting Price” has the meaning given to it in Section 12.1(h).

“Statement of Merger” has the meaning given to it in Section 9.2.

“Subsequent Determination” has the meaning given to it in Section 5.8(e)

“Subsidiary” means a corporation, partnership, joint venture or other entity in which C&N or Susquehanna, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” has the meaning given to it in Section 5.8(b)

“Surviving Corporation” has the meaning given to it in Section 1.1(a)

“Takeover Statutes” has the meaning given to it in Section 3.34.

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” means April 23, 2026.

“Termination Fee” has the meaning given to it in Section 12.1(b).

“Transitional Period” has the meaning given to it in Section 11.1(a).

“Unclaimed Shares” has the meaning given to it in Section 2.2

“Unexchanged Shareholder” has the meaning given to it in Section 2.2.

“Voting Agreements” has the meaning given to it in the Background.

“Willful Breach” has a meaning set forth in Section 12.2(b)(ii).

APPENDIX II

C&N

Knowledge Groups

C&N: J. Bradley Scovill, Mark A. Hughes

Susquehanna: Christian C. Trate, David S. Runk, Rodney Smith

EXHIBIT A

AGREEMENT AND PLAN OF BANK MERGER

THIS AGREEMENT AND PLAN OF BANK MERGER (this “Bank Merger Agreement”), dated as of April 23, 2025 is entered into by and between Citizens & Northern Bank (“C&N Bank”), a Pennsylvania bank with its main office located at 90-92 Main Street, Wellsboro, PA 16901, and Susquehanna Community Bank (“Susquehanna Bank”), a Pennsylvania bank with its main office located at 940 High Street, West Milton, PA 17886.

BACKGROUND

A.C&N Bank is a wholly owned subsidiary of Citizens & Northern Corporation (“C&N”), a bank holding company registered under the Bank Holding Company Act of 1956, as amended.
B.Susquehanna Bank is a wholly owned subsidiary of Susquehanna Community Financial, Inc. (“Susquehanna”), a financial holding company registered under the Bank Holding Company Act of 1956, as amended.
C.C&N and Susquehanna are parties to an Agreement and Plan of Merger, dated as of April 23, 2025 (the “Holding Company Merger Agreement”). This Bank Merger Agreement is being executed and delivered by C&N Bank and Susquehanna Bank pursuant to the Holding Company Merger Agreement.
D.The respective Boards of Directors and shareholders of C&N Bank and Susquehanna Bank have unanimously adopted resolutions approving this Bank Merger Agreement and authorizing the execution and delivery of this Bank Merger Agreement. The respective Boards of Directors of C&N Bank and Susquehanna Bank deem the merger of Susquehanna Bank with and into C&N Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective banks and their respective shareholders.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, C&N Bank and Susquehanna Bank, intending to be legally bound hereby, agree to the following terms:

ARTICLE I

MERGER; NAME; BUSINESS; APPROVALS

1.1Merger. Subject to the terms and conditions of this Bank Merger Agreement, pursuant to the applicable provisions of the Bank Merger Act, 12 U.S.C. 1828(c), and the applicable laws and regulations of the Commonwealth of Pennsylvania, and subject to the approval of all required regulatory agencies, at the Effective Time (as that term is defined in Article V hereof): (i) Susquehanna Bank shall merge with and into C&N Bank; (ii) the separate existence of Susquehanna Bank shall cease; and (iii) C&N Bank shall be the surviving entity and shall continue to operate under the name “C&N Bank” (such transaction referred to herein as the “Bank Merger,” and C&N Bank, as the surviving entity in the Bank Merger, is referred to herein as the “Resulting Bank”).
1.2Business; Offices. The business of the Resulting Bank shall continue to be conducted at C&N Bank’s main office, which is located at 90-92 Main Street, Wellsboro, Pennsylvania, and at C&N Bank’s legally established branches. The main office of Susquehanna Bank and its branch offices shall operate as branch offices of the Resulting Bank.
1.3Approvals.
a.	Board of Directors’ Approval. The Plan of Merger has been approved by: (I) all of the members of the Board of Directors of C&N Bank at a meeting held on April 23, 2025; and (II) all of the members of the Board of Directors of Susquehanna at a meeting held on April 23, 2025.
b.	Shareholder Approvals. The Plan of Merger was approved and adopted by: (I) all of the members of the Board of Directors of C&N, as the sole shareholder of C&N Bank, on April 23, 2025; and (II) all of the members of the Board of Directors of Susquehanna, as the sole shareholder of Susquehanna Bank, on April 23, 2025.

ARTICLE II

CHARTER AND BYLAWS

At the Effective Time, the Articles of Incorporation and Bylaws of C&N Bank in effect immediately before the Effective Time shall be the Articles of Incorporation and Bylaws of the Resulting Bank. No amendments to the Articles of Incorporation and Bylaws of the Resulting Bank shall be made in connection with the Bank Merger.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1Board of Directors. At the Effective Time, the directors of the Resulting Bank shall consist of the persons set forth on Schedule 3.1, each of whom shall serve as such until their successors have been elected and qualified.
3.2Officers. At the Effective Time, the officers of the Resulting Bank shall consist of the officers set forth on Schedule 3.2, each of whom shall serve as such until their successors have been elected and qualified.

ARTICLE IV

CONVERSION OF SHARES

4.1Capital Stock of C&N Bank. At and after the Effective Time, each share of C&N Bank Common Stock issued and outstanding immediately before the Effective Time shall continue to be an issued and outstanding share of common stock of the Resulting Bank.
4.2Capital Stock of Susquehanna Bank. At the Effective Time, each share of Susquehanna Bank Common Stock issued and outstanding immediately before the Effective Time, and each share of Susquehanna Bank Common Stock issued and held in the treasury of Susquehanna Bank immediately before the Effective Time, if any, shall be cancelled, and no cash, stock or other property shall be delivered in consideration of cancellation therefor. No new shares of the capital stock of the Resulting Bank shall be issued or be deemed to have been issued in exchange for the cancelled shares of Susquehanna Bank common stock, and such cancelled shares shall not be converted into any other shares or other securities of the Resulting Bank.
4.3Assets and Liabilities. All assets as they exist at the Effective Time of the merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer. On the Effective Date, the Resulting Bank shall, by virtue of the Merger, assume all liabilities of Susquehanna Bank of every kind and description existing as of the effective time of the merger.

ARTICLE V

EFFECTIVE TIME OF THE BANK MERGER

The Bank Merger shall become effective at the time (the “Effective Time”) at which the merger of Susquehanna with and into C&N pursuant to the Holding Company Merger Agreement shall become effective, which time shall be (1) after both (i) the date on which the Pennsylvania Department of Banking and Securities and the Federal Reserve Bank shall have approved the Bank Merger, or waived any applicable approval requirement in writing, and (ii) the date of receipt of any other approvals required to consummate the Bank Merger; and (2) as set forth in the Articles of Merger filed to effectuate the Bank Merger.

ARTICLE VI

EFFECT OF THE BANK MERGER

At and after the Effective Time, the Bank Merger shall have the effects set forth in the applicable provisions of the Pennsylvania Banking Code of 1965, as amended, and the Bank Merger Act, 12 U.S.C. 1828(c). At the Effective Time, the Resulting Bank shall assume all liabilities of Susquehanna Bank.

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of C&N Bank and Susquehanna Bank to effect the Bank Merger shall be subject to the receipt of all required regulatory approvals and the consummation of the merger of Susquehanna with and into C&N, as set forth in the Holding Company Merger Agreement.

ARTICLE VIII

TERMINATION

This Bank Merger Agreement shall automatically terminate upon any termination of the Holding Company Merger Agreement.

ARTICLE IX

MISCELLANEOUS

9.1Dissenting Rights. Susquehanna, as the sole shareholder of Susquehanna Bank on the date it approved the merger transaction contemplated by this Agreement, has agreed to waive any and all dissenter’s rights to the extent it would be entitled to such rights under provision of any applicable law.
9.2Acknowledgement. Each party to this Agreement, by executing the same, acknowledges and affirms that its Board of Directors and sole shareholder has, by the required votes, approved this Agreement and the transactions contemplated hereby, authorized the execution of this Agreement, empowered its undersigned officers to execute this Agreement, and authorized the filing of this Agreement
9.3Extensions; Waivers. Except where not permitted by law, each party to this Bank Merger Agreement, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto, and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Bank Merger Agreement.
9.4Notices. Any notice or other communication required or permitted under this Bank Merger Agreement shall be given to the parent company of the party to which such notice or communication is given, and shall be effective, in accordance with the provisions of Section [11.4] of the Holding Company Merger Agreement.
9.5Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Bank Merger Agreement.
9.6Counterparts. This Bank Merger Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page or e-mail delivery of a “.pdf” format data file of a signature page shall each be deemed to be an original signature page
9.7Governing Law. This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law, except to the extent that certain maters may be governed by federal law.

[Signature page immediately follows]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Bank Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first written above.

Susquehanna Community Bank

By:/s/ David S. Runk

Citizens & Northern Bank

By:/s/ J. Bradley Scovill

SCHEDULE 3.1

DIRECTORS OF RESULTING BANK

Terry L. Lehman

J. Bradley Scovill

Susan E. Hartley

Leo F. Lambert

Frank M. Pellegrino

Aaron K. Singer

Bobbi J. Kilmer

Stephen M. Dorwart

Robert G. Loughery

Helen S. Santiago

Katherine W. Shattuck

Christian C. Trate

EXHIBIT B

VOTING AGREEMENT

April 23, 2025

Board of Directors
Citizens & Northern Corporation
90-92 Main Street
Wellsboro, PA 16901

Re: Shareholder Voting Agreement

Dear Ladies and Gentlemen:

The undersigned shareholder (“Shareholder”) of Susquehanna Community Financial, Inc., a Pennsylvania corporation (“Susquehanna”), in order to induce Citizens & Northern Corporation, a Pennsylvania corporation (“C&N”), to enter into the Agreement and Plan of Merger, of even date herewith, executed by and between Susquehanna and C&N (the “Agreement”), hereby represents, warrants and agrees as follows:

1. Shareholder hereby represents and warrants that Shareholder owns of record, or beneficially, good and valid title to all of the shares of the capital stock of Susquehanna shown on Schedule 1, attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Schedule 1, and such shares represent all of the shares of capital stock of Susquehanna beneficially owned by Shareholder, as determined in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3.  For purposes hereof, the capital stock of Susquehanna set forth on Schedule 1 shall be referred to herein as the “Shares”.  It is understood and agreed that the term Shares shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Shareholder of Shareholder’s fiduciary responsibility with respect to any such securities.

2. Shareholder will vote, or cause to be voted, all of the Shares over which the Shareholder has sole voting power, in person or by proxy, (a) for approval of the Agreement and the transactions contemplated thereby at any meeting of the Susquehanna shareholders duly held for such purpose and (b) against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Agreement, unless and until the Agreement is terminated as set forth therein (the “Expiration Date”). Shareholder will use his or her reasonable efforts to cause any Shares over which Shareholder shares voting power to be voted in the same manner. Shareholder will use his or her best efforts to vote or cause to be voted all other Shares, in person or by proxy, in accordance with Section 2(a) and 2(b), above.

3. Shareholder will not, nor will Shareholder permit any entity under Shareholder’s control to, deposit any of the Shares over which the Shareholder holds or shares voting power in a voting trust or subject any of the Shares to any arrangement with respect to the voting of the Shares in any manner inconsistent with this Agreement.

4. Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise, any Shares over which the Shareholder shares or holds the power of disposition or any of Shareholder’s voting rights with respect to the Shares, except to a person who is or becomes a party to a voting agreement with C&N in the form of this Agreement.

5. Irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with the terms hereof and, therefore, C&N shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

6. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Shares under: (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound; or (ii) any judgment, order or ruling applicable to Shareholder.

7. Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Shares over which the Shareholder holds sole voting power as required herein and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other actions on the part of Shareholder are required in order to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

8. Shareholder understands that the shares of C&N Common Stock into which his or her Shares may be converted will be issued in a transaction subject to the Securities Act of 1933, as amended (the “1933 Act”), and registered on a Registration Statement on Form S-4.  Shareholder further understands that, should he or she become an affiliate of C&N, within the meaning of SEC Rule 144, Shareholder may become subject to certain restrictions with respect to the sale, transfer or other disposition of any C&N Common Stock received in connection with the transactions contemplated by the Agreement (the “Merger”).

Accordingly, the Shareholder acknowledges, agrees and undertakes that, if he or she becomes an affiliate of C&N, he or she will not, directly or indirectly, make any sale, transfer or other disposition of any of the C&N Common Stock owned beneficially by him or her as a result of the Merger unless: (i) such sale, transfer or other disposition is made pursuant to an effective registration or a valid exemption from registration under the 1933 Act; (ii) such sale, transfer or other disposition is made pursuant to the resale provisions contained in Rule 144; or (iii) in the opinion of counsel in form and substance reasonably satisfactory to C&N or under a “no-action” letter obtained by Shareholder from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the 1933 Act.  Shareholder agrees that a restrictive legend reflecting the foregoing may be imprinted on the face of the stock certificate(s) representing the C&N Common Stock to be issued to him or her in connection with the Merger.  Shareholder further understands and agrees that the transfer agent for C&N will be instructed not to effect, or to record on the books of C&N, any transfer of shares of C&N Common Stock owned beneficially by Shareholder unless such person has satisfied the requirements of this Agreement.

9. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the heirs, successors and assigns (as applicable) of the parties hereto.

10. Except as otherwise set forth herein, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

12. It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and is not in any way intended to affect the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of Susquehanna or any of its subsidiaries.

13. This Agreement shall terminate and shall have no further force or effect as of the earlier of (A) the Expiration Date or (B) the Susquehanna Shareholder’s Meeting (including any adjournment or postponement thereof).

[Signature Page Follows]

Very truly yours,

By: ________________________________

Printed Name: [•]

Schedule 1

NameClass of SharesNumber of Shares

Encumbrances: